UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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COMPUWARE CORPORATION
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SEC 1913 (02-02)

COMPUWARE CORPORATION Corporate Headquarters ONE CAMPUS MARTIUS DETROIT, MICHIGAN 48226-5099 (313) 227-7300	July 14, 2010

Dear Compuware Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Compuware Corporation at 3 p.m., Eastern Time, on Tuesday, August 24, 2010. The meeting will be held at Compuware’s corporate offices, One Campus Martius, Detroit, Michigan 48226-5099.

We are pleased again this year to furnish our proxy materials to shareholders on the Internet as permitted by Securities and Exchange Commission rules, which allow us to provide our shareholders with the information they need in a more convenient manner while lowering cost of delivery and reducing environmental impact. As a result, we are mailing our shareholders, on or about July 14, 2010, a Notice of Internet Availability of Proxy Materials. This notice contains instructions for accessing our on-line proxy statement and annual report, for voting over the Internet and for requesting printed copies of the proxy materials. As in past years, shareholders who have consented to do so will receive the proxy materials, including voting instructions and links to the annual report and proxy statement on the Internet, by e-mail. We will mail printed copies of the proxy materials to shareholders who request them or who have previously indicated their preference for printed copies.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You may wish to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

Please indicate in the space provided on the proxy card whether you plan to attend the meeting, or press the appropriate key if voting by telephone or by Internet. If your shares are currently held in the name of your broker, bank or other nominee and you wish to attend the meeting, you must either bring your “Important Notice Regarding the Availability of Proxy Material” to the meeting or you must bring a letter from your broker, bank or other nominee indicating that you are the beneficial owner of a stated number of shares of stock as of the June 28, 2010 record date. This will help us determine whether you are permitted to attend the meeting. You must be a Compuware shareholder or the named representative of a Compuware shareholder to attend the meeting. You must also obtain a legal proxy if you desire to vote at the meeting and your shares are held in the name of your broker, bank or another nominee.

Your vote is important. Whether you plan to attend the meeting or not, we urge you to vote your shares by completing, signing and returning your proxy card or by telephone or Internet, as soon as possible. This will ensure that your shares are voted in the event you are unable to attend the meeting. You may, of course, revoke your proxy and, if you are a shareholder of record, vote in person at the meeting if you so desire.

Sincerely,

Peter Karmanos, Jr.
Chairman and Chief Executive Officer

NOTICE OF THE 2010 ANNUAL MEETING OF SHAREHOLDERS To Be Held August 24, 2010
PROXY STATEMENT 2010 Annual Meeting of Shareholders
INTRODUCTION
(1) ELECTION OF DIRECTORS
(2) RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS
CORPORATE GOVERNANCE
COMPENSATION OF EXECUTIVE OFFICERS
OTHER MATTERS
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

COMPUWARE CORPORATION
One Campus Martius
Detroit, Michigan 48226-5099

NOTICE OF THE 2010 ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 24, 2010

To the Shareholders:

This is our notice to you that the 2010 Annual Meeting of Shareholders of Compuware Corporation will be held at our corporate offices, One Campus Martius, Detroit, Michigan 48226-5099, on Tuesday, August 24, 2010, at 3 p.m., Eastern Time, to consider and act upon the following matters:

(1)	The election of eleven directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	A non-binding resolution to ratify the appointment of Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2011; and

(3)	Such other business as may properly come before the meeting.

Only shareholders of record at the close of business on June 28, 2010, will be entitled to vote at the meeting.

We call your attention to the attached Proxy Statement. We request that you vote your shares and indicate whether you plan to attend the meeting by either signing, dating and returning the proxy card in the enclosed envelope or by using the other voting mechanisms described in the Proxy Statement. If you attend the meeting and are a shareholder of record, you may vote your shares in person at the meeting.

Due to space configurations at our headquarters, it may be necessary for us to use an additional conference room at this year’s meeting to accommodate all shareholders who wish to attend. Directions to our corporate office are available at www.compuware.com/HQdirections.

A copy of the 2010 Annual Report for the fiscal year ended March 31, 2010, accompanies this notice. The Proxy Statement and 2010 Annual Report of Compuware are also available at

http://investor.compuware.com/annuals.cfm.

By Order of the Board of Directors,

Daniel S. Follis, Jr., Secretary

Detroit, Michigan
July 14, 2010

COMPUWARE CORPORATION

PROXY STATEMENT
2010 Annual Meeting of Shareholders

INTRODUCTION

This Proxy Statement and the accompanying materials are furnished in connection with the solicitation of proxies by the Board of Directors of Compuware Corporation. The proxies are being solicited for use at the 2010 Annual Meeting of Shareholders to be held at 3 p.m., Eastern Time, on Tuesday, August 24, 2010, at the headquarters of Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099, and at any adjournment of that meeting. The proxies are being solicited from holders of our common shares, par value $.01 per share. We expect this Proxy Statement, the accompanying materials and a Notice of Internet Availability of Proxy Materials will be first made available to shareholders on or about July 14, 2010.

We urge you to vote your shares promptly to make certain your vote will be counted at the meeting. There are different ways you may cast your vote:

•	If you received a Notice of Internet Availability of Proxy Materials, you may vote over the Internet by following the instructions provided in that notice.

•	If you received printed copies of the proxy materials, you may vote by completing your proxy card or voting information card and returning it by mail or by following the instructions provided on the proxy card or voting information card about how to vote over the Internet or by telephone.

•	If you are attending the annual meeting and you are a shareholder of record, you may complete a ballot at the meeting. If your shares are held in “street name” (held for your account by a broker, bank or other nominee), contact the broker, bank or other nominee that holds your shares to obtain a legal proxy and bring it with you to the meeting. To be able to vote shares you hold in street name at the meeting, you must have a legal proxy from your broker, bank or other nominee issued in your name giving you the right to vote the shares. You will not be able to use the Notice of Internet Availability of Proxy Materials or the voting instruction form enclosed with printed copies of the proxy materials for this purpose.

If you give a proxy, you may revoke it at any time before it is voted by:

•	giving our Secretary a written notice of revocation that is dated later than the proxy card;

•	signing a later-dated proxy card relating to the same shares and delivering it to the transfer agent;

•	voting again by telephone or Internet (prior to August 23, 2010, at 11:59 p.m., Eastern Time), since only your latest vote will be counted; or

•	attending the Annual Meeting and voting in person, if you are a shareholder of record.

Your attendance at the Annual Meeting of Shareholders will not in and of itself revoke your proxy. A written notice of revocation must be sent to: Secretary, Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099.

References in this Proxy Statement to fiscal years mean the 12 months ended March 31, and references to “we,” “us” or “the Company” are to Compuware Corporation.

Holders of record of our common shares at the close of business on June 28, 2010, are entitled to notice of the 2010 Annual Meeting of Shareholders and to vote at the meeting. On June 28, 2010, we had 223,514,610 outstanding common shares, our only class of stock outstanding. Each of these shares is entitled to one vote on each matter submitted for a vote at the meeting. The presence, either in person or by proxy, of the holders of at least a majority of these outstanding common shares is necessary to constitute a quorum at the 2010 Annual Meeting of Shareholders. Shares relating to abstentions, broker non-votes and withheld votes will be counted for purposes of determining the presence of a quorum.

All valid proxies that are properly executed and submitted in time for the meeting will be voted as specified in the proxy. If no specification is made, the proxies will be voted FOR the election as directors of the nominees listed and FOR the proposal to ratify the appointment of Deloitte & Touche LLP.

If any other matters requiring a shareholder vote properly come before the meeting, the persons appointed as proxies will vote on such matters in accordance with their best judgment to the extent permitted by law.

(1) ELECTION OF DIRECTORS

Nominees

Our Board of Directors proposes that the eleven director-nominees named in the following summary be elected as our directors, each to hold office until the 2011 Annual Meeting of Shareholders and until his or her successor is elected and qualified. If a quorum is present, the eleven nominees receiving the greatest number of votes cast at the meeting or its adjournment will be elected. Withheld votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast and will therefore have no effect on the election.

All nominees for election have indicated their willingness to serve, if elected. If any of them is unable or declines to serve as a director, the proxy holders intend to vote the proxies in accordance with their best judgment for the election of another person nominated in accordance with our Bylaws.

A brief summary of each nominee’s principal occupation and other information follows:

Peter Karmanos, Jr.

Mr. Karmanos, age 67, one of our founders, has served as a director since our inception in April 1973, as our Chairman of the Board since November 1978 and as our Chief Executive Officer since July 1987. Mr. Karmanos was also our President from October 2003 to March 2008. Mr. Karmanos is a director of Taubman Centers, Inc. and Worthington Industries, Inc., serving on the Compensation Committee of Taubman Centers, Inc. and the Compensation Committee and Nominating & Governance Committee of Worthington Industries, Inc. In addition to being our Chief Executive Officer, Mr. Karmanos brings a wealth of public company and technology industry experience to our Board, along with extensive skill and background relating to the operation and management of large enterprises.

Dennis W. Archer

Mr. Archer, age 68, has served as one of our directors since January 2002. Mr. Archer became the Chairman and CEO of Dennis W. Archer PLLC on January 1, 2010. In this role, he practices law and provides consulting services on gender and diversity issues. Mr. Archer was Chairman of the law firm of Dickinson Wright PLLC from January 2002 to December 2009. Mr. Archer served as Mayor of the city of Detroit, Michigan from January 1994 through December 2001 and as an Associate Justice of the Supreme Court of the State of Michigan from 1986 to 1990. Mr. Archer is a past President of the National League of Cities and the American Bar Association and the former Chairman of the Detroit Regional Chamber. He is currently a director of Johnson Controls, Inc., serving on its Compensation and Corporate Governance Committees, and Masco Corporation, serving on its Audit and Corporate Governance and Nominating Committees. Mr. Archer’s diverse experience in leadership positions, particularly in the legal and public sectors, uniquely qualify him to serve on our Board.

Gurminder S. Bedi

Mr. Bedi, age 62, has served as one of our directors since October 2002. Mr. Bedi is a private investor. He served as Vice President of Ford Motor Company from October 1998 through his retirement in December 2001. Mr. Bedi served at Ford Motor Company in a variety of other managerial positions for more than 30 years. Mr. Bedi is a director of KEMET Corporation, serving on its Governance, Audit and Compensation Committees, and Actuant Corporation, serving on its Governance and Compensation Committees. A graduate of George Washington University with a BS degree in Mechanical Engineering, Mr. Bedi also earned an MBA degree with a concentration in finance from the University of Detroit. Mr. Bedi’s experience and education in finance lends pertinent skill to the

Audit Committee and to the Board generally. Moreover, with his strong background in the automotive sector, Mr. Bedi provides the Company and the Board with in-depth knowledge of an industry that includes some of our key customers.

William O. Grabe

Mr. Grabe, age 72, has served as one of our directors since April 1992. Mr. Grabe possesses broad experience in financial and technology companies. Mr. Grabe is a Managing Director of General Atlantic LLC, a private equity firm that provides capital for global growth companies, and has been affiliated with General Atlantic LLC and its predecessors since April 1992. Prior to his role at General Atlantic, Mr. Grabe was the Vice President and General Manager for the Marketing and Services group at IBM United States. Mr. Grabe is currently a director of Infotech Enterprises Limited, Lenovo Group Limited (serving on its Compensation Committee), Patni Computer Systems, Gartner, Inc. (serving on its Governance Committee), Quality Technology Services and AKQA Holdings, Inc. Prior directorships include Digital China Holdings (2001 to 2007) and Liberata Limited (2006 to 2007). Mr. Grabe holds a BS degree from New York University and an MBA degree from the UCLA Graduate School of Business. Mr. Grabe’s broad experience as a director of a number of public companies, along with his long career as a private equity investor and former manager at IBM and his 18 year history with the Company, allow him to bring a unique and valuable perspective to the Board.

William R. Halling

Mr. Halling, age 71, has served as one of our directors since October 1996. He is a private investor. Mr. Halling is also a director of Detroit Legal News, serving on its Audit and Compensation Committees. He served as the President of the Detroit Economic Club from May 1995 through March 2002. Mr. Halling is a certified public accountant and is the Company’s “audit committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”). In addition, he regularly attends audit committee continuing education seminars. Mr. Halling served as a member of the board of directors for KPMG LLP from October 1990 through June 1993 and as Managing Partner of its Michigan/Toledo business unit from August 1986 through June 1993, and was one of KPMG’s Securities and Exchange Commission Reviewing Partners. Mr. Halling’s significant accounting skills and his experience and familiarity with the Company make him an important member of the Board and its audit committee.

Faye Alexander Nelson

Ms. Nelson, age 57, has served as one of our directors since October 2002. Ms. Nelson is President and Chief Executive Officer of the Detroit Riverfront Conservancy, Inc., a non-profit organization formed to develop and maintain the public space along Detroit’s riverfront. Prior to joining the Conservancy in November 2003, Ms. Nelson was the Vice President of Government Affairs for Wayne State University. Prior to joining Wayne State in February 1996, Ms. Nelson was employed by Kmart Corporation for 15 years where she served as Corporate Attorney and Director for Government Affairs. Ms. Nelson serves on the board of several community, civic and economic development organizations, including the Michigan Economic Growth Authority, University of Detroit Mercy and TechTown. Ms. Nelson’s considerable leadership, development and management skills combined with her legal and government relations experience enables her to bring a unique and valuable perspective to the Board.

Robert C. Paul

Robert C. Paul, age 48, has served as our President and Chief Operating Officer since April 2008. Mr. Paul brings to the Board a strong background in managing and leading a variety of technology companies. Prior to April 2008, Mr. Paul was President and Chief Operating Officer of Compuware’s Covisint division since Compuware acquired Covisint in March 2004. Mr. Paul had spent nearly three years at Covisint LLC prior to the acquisition, at which time Mr. Paul was the Chief Executive Officer and President. From February 2007 through July 2007, Mr. Paul served on the board of Blackhawk Systems, Inc. Prior to his employment with Covisint LLC, Mr. Paul served as President of Future 3, a provider of supply chain management software applications for the automobile industry. Prior to that, he served as President and Chief Operating Officer of Coherent Networks, Inc. Mr. Paul

currently sits on the Michigan Healthcare Information Technology Commission. Mr. Paul’s industry perspective, leadership experience and his ability to reposition technology companies for success provide an important skill set to the Board.

Glenda D. Price

Dr. Price, age 70, has served as one of our directors since October 2002. Dr. Price served as the President of Marygrove College from 1998 through June 2006 and is currently President Emeritus. Prior to assuming her responsibilities at Marygrove, Dr. Price was the Provost at Spelman College in Atlanta from 1992 to 1998. Following her retirement from Marygrove College, Dr. Price served as the Interim President of the Michigan Colleges Foundation from January through August 2008. Dr. Price has held positions as faculty and administrator at several academic institutions, as well as practicing as a clinical laboratory scientist. Dr. Price served as a director of LaSalle Bank Corporation, a member of the ABN AMRO Group, from 2002 until 2008. Dr. Price currently serves on the board of several community, civic and educational organizations, including the Detroit Symphony Orchestra, Focus: HOPE and the Michigan Colleges Foundation. In addition to her leadership positions in various organizations, Dr. Price serves on the Audit Committees for Art Serve Michigan and the Detroit Riverfront Conservancy. Dr. Price’s diverse background as an educator, administrator and scientist provide her with valuable experience and the skills necessary to effectively analyze complex issues and make her a valuable member of the Board.

W. James Prowse

Mr. Prowse, age 67, has served as one of our directors since December 1986. Mr. Prowse had been a private investor since he left the Company in 1999. He began his employment with us in 1984 and served in a number of senior executive leadership roles in various departments including finance (CFO), marketing, human resources, corporate development and investor relations. From November 2008 through March 2010, Mr. Prowse performed consulting and advisory services for the Company under an independent contractor agreement. As of April 1, 2010, Mr. Prowse’s independent contractor agreement was terminated and he resumed his employment with us as the Chief Financial Officer for the Company’s Covisint subsidiary. Please see the section titled “Other Matters — Related Party Transactions” for further discussion of Mr. Prowse’s independent contractor agreement and current employment arrangement. Mr. Prowse’s depth of experience in a variety of strategic leadership positions, his long history with the Company, as well as his strong financial skills, allow him to provide the Board with valuable insight into the operational and financial matters of the Company. Mr. Prowse serves on the board of directors for several non-public organizations, including CareTech Solutions (in which the Company has a 33.3 percent equity interest) since 1999, the Karmanos Cancer Institute since 2004 and the Michigan Opera Theatre since 2006.

G. Scott Romney

Mr. Romney, age 69, has served as one of our directors since January 1996. Mr. Romney has been a partner at Honigman Miller Schwartz and Cohn LLP, a law firm, since 1977. The law firm serves as counsel to us on various legal matters. Since 2008, Mr. Romney has served as a Senior Advisor to Solamere Capital LLC, a private equity fund. Mr. Romney currently serves on the non-public board of directors for Boy Scouts of America, Great Lakes Council and New Detroit Coalition. Since 2003, he has served on the board of trustees for Michigan State University College of Law and is a member of its Compensation Committee. Mr. Romney’s extensive experience in corporate law allows him to provide the Board with important insight on mergers and acquisitions and legal matters generally.

Ralph J. Szygenda

Mr. Szygenda, age 61, has served as one of our directors since October 2009. Mr. Szygenda brings to the Board an in-depth knowledge of the technology industry. He served as Group Vice President, CIO of General Motors from 2000 through his retirement in September 2009. From 1996 to 2000 he was Vice President and CIO of General Motors. Prior to his role at General Motors, Mr. Szygenda was the Vice President and CIO of Bell Atlantic Corporation (1993 to 1996) and Vice President, CIO and General Manager of the Enterprise Systems business unit of Texas Instruments (1989 to 1993). Mr. Szygenda served as a director and member of the Audit Committee of Handleman Corporation from 2003 until April 2009 and as a director of Covisint LLC from 2001 to 2004 (prior to the acquisition by Compuware). Mr. Szygenda currently serves as a Strategic Consultant and chairman of the

Advisory Board for iRise Corporation and, since 2003, as a member of the Dean’s Advisory Council for the Carnegie Mellon University H. John Heinz III College. Mr. Szygenda holds numerous awards and honorary degrees in recognition of his leadership and service in the computer technology and automotive engineering industries. Mr. Szygenda is currently a private investor. His skills and experience in the technology industry as a chief information officer as well as his experience in the automotive industry, which includes some of our key customers, allow him to bring valuable insight to the Board.

The Board of Directors unanimously recommends a vote FOR these nominees.

(2) RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) has acted as our independent registered public accounting firm since fiscal 1991, and audited our consolidated financial statements for fiscal 2010. Subject to the shareholders’ ratification, the Audit Committee has selected Deloitte to be our independent auditors for the fiscal year ending March 31, 2011. Before appointing Deloitte as our independent auditors to audit our books and accounts for the fiscal year ending March 31, 2011, the Audit Committee carefully considered the firm’s qualifications as our independent auditors. Deloitte is registered by the Public Company Accounting Oversight Board as a registered public accounting firm.

Representatives from Deloitte are expected to be present at the 2010 Annual Meeting of Shareholders and will have the opportunity to make a statement at the meeting if they desire to do so. Their representatives will also be available to respond to appropriate questions.

As a matter of good corporate practice, we are asking our shareholders to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal 2011. The affirmative vote of a majority of the votes cast by the holders of shares of the Company’s common stock entitled to vote is required to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes counted toward this vote.

If the shareholders fail to ratify the appointment of Deloitte, the Audit Committee would reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines such a change would be in our shareholders’ best interests.

The Board of Directors unanimously recommends a vote FOR ratifying the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the Company’s fiscal 2011 consolidated financial statements.

Independent Auditor Fees

The following table sets forth the fees billed by Deloitte for services rendered to the Company for the last two fiscal years.

Fee Category	Fiscal 2010 Fees	Fiscal 2009 Fees

Audit fees	$1,938,970	$2,398,677
Audit-related fees	62,605	204,000
Tax fees	1,131,253	918,799
All other fees	9,000	9,000

Total fees	$3,141,828	$3,530,476

Audit Fees

The aggregate audit fees billed by Deloitte were for professional services rendered for the audit of our annual financial statements and the reviews of the interim financial statements included in our Forms 10-Q. The amounts in the table include $469,650 and $540,000 in fiscal 2010 and 2009, respectively, for services relating to Deloitte’s audits of the effectiveness of internal controls over financial reporting.

Audit-Related Fees

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” In fiscal 2010, these fees were for professional services rendered for the process control audit related to our Covisint subsidiary in accordance with Statement on Auditing Standards No. 70. In fiscal 2009, these fees were for professional services rendered for the financial statement audit of our Covisint subsidiary.

Tax Fees

The aggregate fees billed by Deloitte for tax-related services were for professional services for international, federal, state and local tax compliance, tax advice and tax planning.

All Other Fees

The aggregate fees billed by Deloitte for services other than those covered under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were for a subscription to their accounting research database.

Policy for Pre-Approval of Audit and Non-Audit Services

All audit services and all non-audit services our independent auditors are permitted to perform for us under applicable federal securities regulations must be approved by the Audit Committee pursuant to its pre-approval policy. As permitted by the applicable regulations, the Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditors and pre-approval of specified categories of engagements. The policy provides that the duty to pre-approve may be delegated to one or more designated members of the Audit Committee, with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting.

All engagements of the independent auditor to perform any audit services and non-audit services have been approved by the Committee in accordance with the policy. The policy has not been waived in any instance.

In its review of non-audit services and its appointment of Deloitte to serve as the Company’s independent registered public accounting firm for fiscal 2011, the Audit Committee considered whether the provision of such services is compatible with maintaining Deloitte’s independence. The Audit Committee reviewed and considered the nature of the non-audit services provided by Deloitte to Compuware and determined the services were permitted under the rules and regulations concerning auditor independence issued by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules issued by the American Institute of Certified Public Accountants, and does not consider the provision of such services by Deloitte to be incompatible with Deloitte’s independence.

SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS

The following table shows, as of the close of trading on June 28, 2010, the beneficial ownership of our common shares by all directors and executive officers as a group who were serving as such on that date, by each current director and nominee, by each executive officer named in the Summary Compensation Table and by all persons known to us to beneficially own more than five percent of our outstanding common shares. The number of shares beneficially owned is determined according to SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares that the individual has sole or shared right to vote or dispose of and also any shares that the individual has the right to acquire on June 28, 2010, or within 60 days thereafter through the exercise of any stock option or other right. Except as otherwise noted, each beneficial owner identified in the table below has sole voting and dispositive power for the shares shown in the table.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership(1)		of Class

Dennis W. Archer	186,324		*
Gurminder S. Bedi	162,152		*
Laura L. Fournier	1,080,913	(2)	*
William O. Grabe	406,596		*
William R. Halling	254,549		*
Peter Karmanos, Jr.	13,340,947	(3)	5.8%
Faye Alexander Nelson	164,311		*
Robert C. Paul	751,625	(4)	*
Glenda D. Price	161,568		*
W. James Prowse	226,922	(5)	*
G. Scott Romney	175,243	(6)	*
Denise A. Starr	505,382	(7)	*
Patrick A. Stayer	203,976	(8)	*
Ralph J. Szygenda	26,361		*
All current executive officers and directors as a group (16 persons)	17,941,129	(9)	7.8%
BlackRock, Inc.	20,618,306	(10)	9.2%
Dodge & Cox	44,555,689	(11)	19.9%
The Vanguard Group, Inc.	12,696,489	(12)	5.7%

*	Less than one percent

(1)	The column includes shares held for officers and directors through our Employee Stock Ownership Plan and 401(k) Salary Reduction Arrangement (collectively, the “ESOP”) and shares that the individual has the right to acquire on June 28, 2010, or within 60 days thereafter pursuant to stock options or restricted stock unit (“RSU”) awards, as set forth below. Shares underlying performance stock units held by certain officers that vest based only upon satisfaction of certain performance conditions or immediately upon death, disability or change in control are not considered beneficially owned for purposes of this table.

Name	ESOP Shares	Option Shares	RSUs(a)

Dennis W. Archer	0	32,000	154,124
Gurminder S. Bedi	0	10,000	126,067
Laura L. Fournier	20,442	964,450	0
William O. Grabe	0	66,750	162,600
William R. Halling	0	76,500	128,547
Peter Karmanos, Jr	379,335	4,792,695	0
Faye Alexander Nelson	0	10,000	146,581
Robert C. Paul	69	735,590	0
Glenda D. Price	0	7,500	136,897
W. James Prowse	0	69,000	111,881
G. Scott Romney	0	43,696	128,547
Denise A. Starr	403	498,970	0
Patrick A. Stayer	40	200,000	0
Ralph J. Szygenda	0	0	26,361
All current executive officers and directors as a group	428,372	7,767,213	1,121,605

(a)	Restricted Stock Units awarded as a component of Director compensation are 100 percent vested and, under deferral elections executed by each Director, will be payable in common stock within 30 days after the date the Director ceases to be a member of the Board.

(2)	Excludes: (a) 141,890 unvested RSUs awarded to Ms. Fournier that vest over time and (b) 140,845 unvested performance share units (“PSUs”) that vest upon satisfying certain performance conditions (see also Footnote 2 to the Summary Compensation Table). All RSUs and PSUs vest immediately upon death, disability or change in control.

(3)	Includes: (a) 2,000,000 shares held by Mr. Karmanos, for which Mr. Karmanos has no dispositive power and which are pledged subject to a forward purchase contract maturing March 17, 2011; (b) 173,427 shares owned by Mr. Karmanos’ trusts, for which Mr. Karmanos has shared voting power for 47,272 of the 173,427 shares; and (c) 5,955,860 shares held by Mr. Karmanos’ partnerships, for which Mr. Karmanos has shared voting power, 1,955,860 of the 5,955,860 shares for which Mr. Karmanos has shared dispositive power and 4,000,000 shares for which Mr. Karmanos has no dispositive power and which are pledged subject to a forward purchase contract maturing March 17, 2011.

Excludes: (a) 362,925 unvested RSUs awarded to Mr. Karmanos that vest over time; (b) 281,690 unvested PSUs that vest upon satisfying certain performance conditions (see also Footnote 2 to the Summary Compensation Table); (c) 480,504 shares owned by Mr. Karmanos’ wife, for which Mr. Karmanos has no voting or dispositive power and disclaims beneficial ownership; and (d) 6,000 shares held by Mr. Karmanos’ wife as custodian for two of Mr. Karmanos’ sons under the Uniform Transfer to Minors Act, for which Mr. Karmanos has no voting or dispositive power and disclaims beneficial ownership. All RSUs and PSUs vest immediately upon death, disability or change in control. Mr. Karmanos’ address is Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099.

(4)	Excludes: (a) 177,927 unvested RSUs awarded to Mr. Paul that vest over time and (b) 100,450 unvested PSUs that vest upon satisfying certain performance conditions. All RSUs and PSUs vest immediately upon death, disability or change in control.

(5)	Excludes: (a) 23,174 unvested RSUs awarded to Mr. Prowse that vest over time and (b) 68,730 unvested PSUs that vest upon satisfying certain performance conditions. All RSUs and PSUs vest immediately upon death, disability or change in control.

(6)	Includes 3,000 shares owned by Mr. Romney’s wife, for which Mr. Romney has no voting or dispositive power.

(7)	Excludes 47,124 unvested RSUs awarded to Ms. Starr that vest over time, or immediately upon death, disability or change in control.

(8)	Excludes 37,615 unvested RSUs awarded to Mr. Stayer that vest over time, or immediately upon death, disability or change in control.

(9)	See notes (2) through (8) for information on shares for which persons included in the group do not currently have sole voting and dispositive power.

(10)	Based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010, disclosing ownership as of December 31, 2009. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. According to the Schedule 13G, BlackRock, Inc. has sole voting and sole dispositive power for 20,618,306 shares.

(11)	Based solely on a Schedule 13G/A, filed by Dodge & Cox with the SEC on February 12, 2010, disclosing ownership as of December 31, 2009. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104. According to the Schedule 13G/A, Dodge & Cox has sole voting power for 41,796,789 shares, shared voting power for 94,300 shares and sole dispositive power for 44,555,689 shares.

(12)	Based solely on a Schedule 13G/A, filed by The Vanguard Group, Inc. with the SEC on February 5, 2010, disclosing ownership as of December 31, 2009. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The Vanguard Group, Inc. has sole voting power for 373,455 shares and sole dispositive power for 12,363,234 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 333,255 shares of the common stock as a result of serving as investment manager of collective trust accounts in which these shares are held and directing the voting of these shares.

CORPORATE GOVERNANCE

We are committed to sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our shareholders. Our business affairs are overseen by our Board of Directors. Our Board strives to promote the success and continuity of our business through the selection of a qualified management team. It is also responsible to make certain that our activities are conducted responsibly and ethically.

The Board’s committee charters provide the framework under which the committees are governed. The Board has adopted charters for each of its standing committees, including the Audit Committee, the Compensation Committee and the Nominating/Governance Committee. The Board has also adopted a Code of Conduct that applies to all of our employees, including our chief executive officer and chief financial officer/chief accounting officer, and a similar Code of Conduct for non-employee directors. The Codes of Conduct identify those areas in which we must act in accordance with law or regulation, and also establish the responsibilities, policies and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Our Codes of Conduct and Board committee charters are posted in the Corporate Governance section of the “Investor Relations” page at www.compuware.com. To the extent any amendment is made to the Codes of Conduct that requires disclosure under applicable SEC rules, information regarding such amendment will be posted on the Company’s website.

Board of Directors

Director Independence

Our Board has determined that Dennis W. Archer, Gurminder S. Bedi, William O. Grabe, William R. Halling, Faye Alexander Nelson, Dr. Glenda D. Price, G. Scott Romney and Ralph J. Szygenda meet the independence requirements of NASDAQ. The Company has made charitable contributions in amounts we deem immaterial to organizations with which certain of our directors have affiliations. The Company also engages occasionally in immaterial transactions in the ordinary course of business for the sale of the Company’s products and services to, or the purchase of services from, entities affiliated with the directors on the same terms offered to other customers or clients. The Company has retained the law firm in which Mr. Romney is a partner to render legal services. The fees charged to the Company for such services have not exceeded $120,000 during any twelve month period in any of the last three fiscal years. In addition, the Company employs the adult son of Mr. Romney in a position that is consistent with the normal course of conducting business and at a salary that is competitive and commensurate with his responsibilities. The Board determined that none of these transactions or relationships would interfere with the exercise of independent judgment by these directors in carrying out their responsibilities.

Meetings

Our Board of Directors met eight times in fiscal 2010. The Board strongly encourages all directors to attend our Annual Meeting of Shareholders. All of our directors who were serving as directors at the time attended last year’s Annual Meeting of Shareholders.

Board Leadership Structure

Peter Karmanos, Jr. serves as our Chairman of the Board and Chief Executive Officer. The Board believes Mr. Karmanos, who is one of the founders of Compuware and has served in a senior leadership role since 1973, is best situated to serve as Chairman of the Board because he is ultimately responsible for overseeing the day-to-day operation of the Company, identifying Company priorities and opportunities, and executing the Company’s strategic plan. Under his direction, Compuware has become a leading worldwide technology company. His experience and knowledge of the technology industry and our customers is a valuable asset that we believe is best utilized by having him serve as both Chairman of the Board and Chief Executive Officer.

The Board also believes that independent oversight of management is an important component of an effective board of directors and, therefore, has appointed Gurminder Bedi as Lead Independent Director. He has the responsibility of presiding over executive sessions of the Board (without the CEO or other employees present) and acting as a liaison between the independent directors and Mr. Karmanos, including facilitating organization and communication among the directors. The Board believes that combined role of Chairman of the Board and Chief Executive Officer, together with a Lead Independent Director, is appropriate and in the best interest of shareholders because it provides an effective balance between Company-specific expertise and independent oversight.

Board and Committee Roles in Risk Oversight

Our Board of Directors is responsible for analyzing and overseeing material risks we face. The Board works with our executive management team to identify the significant risks to our business. Those risks are then presented to the Board on at least an annual basis. The Board fully discusses and analyzes those risks and determines whether any action is needed to mitigate identified risks. The full Board also reviews risk management practices and a number of significant risks in the course of its review of corporate strategy, business plans, reports of Board committee meetings and other presentations. The Board’s oversight role in this area has not affected its approach to the Board’s leadership structure at least in part due to the level of direct communication between the Board, its committees and Company employees involved in risk management.

In addition to the role of the Board of Directors’ in risk oversight, the Audit Committee regularly reviews risks related to financial, legal and regulatory compliance issues. The Audit Committee oversees our system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established.

The Compensation Committee annually reviews our compensation programs and practices. As part of that review, the Compensation Committee determines whether there are any compensation programs or practices that create risks that are likely to have any material adverse effect on Compuware, and if such risks are present, the Compensation Committee may require changes to our compensation programs and practices to eliminate such risks.

The Nominating/Governance Committee is responsible for assuring that the Board receives adequate information about the Company so that the Directors can determine that our business is managed and conducted with propriety and in the best interests of shareholders. The Committee is also responsible for corporate governance oversight. In particular, the Committee may periodically gather information as a means of testing corporate operations and the integrity of management processes. Finally, the Committee reviews the conduct of the Board’s activities for compliance with applicable laws, rules and regulations.

Communications with the Board

Shareholders may communicate with the Board of Directors or any individual director by sending a letter to Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099, Attn: Secretary (or any individual director). The Secretary will receive the correspondence and forward it to the Lead Independent Director or to any individual director or directors to whom the communication is addressed. The Secretary is authorized to review, sort and summarize all communications received prior to presenting them to the Lead Independent Director or to whichever director(s) the communication is addressed. If such communications are not a proper matter for Board attention, the Secretary is authorized to direct such communication to the appropriate department. For example, shareholder requests for materials or information will be directed to investor relations personnel.

Board Committees and Their Functions

Standing committees of the Board include an Audit Committee, a Compensation Committee and a Nominating/Governance Committee.

Board Committee Configuration

The table below illustrates board committee membership, meeting frequency and attendance for fiscal 2010.

	Board and
	Committee
	Meeting			Nominating/
Name	Attendance	Audit	Compensation	Governance	Executive

Peter Karmanos, Jr.	100%				✓
Dennis W. Archer	100%		✓		✓
Gurminder S. Bedi	100%	✓		Chair	✓
William O. Grabe	95%		Chair	✓
William R. Halling	100%	Chair		✓
Faye Alexander Nelson	100%
Glenda D. Price, PhD	93%	✓
W. James Prowse	92%			(1)	✓
G. Scott Romney	100%		(2)
Ralph J. Szygenda	100%		✓(2)
Number of Committee Meetings held in fiscal 2010		5	8	5	0

(1)	Mr. Prowse served on the Nominating/Governance Committee during fiscal 2010, resigning on March 12, 2010.

(2)	Mr. Romney served on the Compensation Committee during fiscal 2010, and was replaced in January 2010 by Mr. Szygenda.

Audit Committee

The Board determined that all the current members of our Audit Committee are independent as required by the rules of the SEC and the listing standards of NASDAQ for purposes of Audit Committee membership. In addition, the Board of Directors has determined that all members of the Audit Committee are financially literate, and that Mr. Halling qualifies as an audit committee financial expert, as defined by the rules and regulations of the SEC.

The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Audit Committee’s principal responsibilities include: (a) selection of our independent registered public accounting firm; (b) overseeing our accounting and financial reporting processes and the audit of our financial statements; and (c) assisting the Board in overseeing: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of our internal audit function and independent auditor, and (v) our system of disclosure controls and procedures as well as our system of internal controls regarding finance, accounting, legal compliance and ethics. The Audit Committee also provides a channel for communication between internal auditors, the independent registered public accountants and the Board. See the “Report of the Audit Committee” below.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements. Management selects the accounting and financial reporting principles used to prepare the financial statements. Management also designs the internal controls and procedures to assure compliance with accounting and reporting standards and applicable laws and regulations. The independent registered public accountants are responsible for auditing our financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, examining the Company’s system of internal controls and expressing an opinion on those controls. The Committee’s responsibility is generally to monitor and oversee these processes.

In performance of its oversight function, our Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2010, with our management and our independent registered public accountants;

•	discussed with our independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	received the written disclosures and the letter from our independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and

•	discussed with our independent registered public accountants their independence.

Based on the review and discussions described above in this section, our Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended March 31, 2010, be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, for filing with the SEC.

By the Audit Committee,
William R. Halling
Glenda D. Price
Gurminder S. Bedi

Compensation Committee

The Board determined that the current members of our Compensation Committee are independent as required by the listing standards of NASDAQ. The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Compensation Committee’s principal responsibilities include approving compensation programs that are effective in attracting and retaining key executives, link pay to performance and are administered fairly and in the shareholders’ interests. This includes making recommendations regarding executive compensation policy, administering Board- and shareholder-approved plans, approving benefit programs and making decisions for the Board with respect to the compensation of officers and key executives. The Compensation Committee is also responsible for reviewing and making recommendations to the Board regarding director compensation. The Committee periodically reviews market data and evaluates director compensation based on industry analyses. The Committee also analyzes whether director compensation should include a long-term incentive component based on a number of factors including the Company’s performance, a comparison of similar awards to directors at comparable companies, and awards made to directors in prior years. Please see section titled “Compensation Discussion and Analysis” for a further discussion of the Committee’s activities and responsibilities.

Nominating/Governance Committee

The Board determined that the current members of our Nominating/Governance Committee are independent under the listing standards of NASDAQ. The Nominating/Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Committee makes recommendations to the independent members of the Board of Directors on nominees to the Board, including nominees submitted by shareholders. The Committee is also responsible for determining that adequate information is available to the Board to determine whether the Company’s business is managed with propriety and in the best interest of shareholders, and for implementing a board structure that is adequate to process and respond to this information. The members of the Nominating/Governance Committee are also designated as the Qualified Legal Compliance Committee prescribed by the Standards of Professional Conduct for Attorneys Appearing and Practicing Before the SEC in the Representation of an Issuer.

Consideration of Director Nominees.  In evaluating and determining whether to recommend a person as a candidate for election as a director, the Board considers qualifications, such as relevant management and/or industry experience; high personal and professional ethics, integrity and values; desire to vigorously support the Company’s diversity initiatives; a commitment to representing the long-term interests of our shareholders as a whole; independence under the rules of the SEC and the listing standards of NASDAQ; and an ability and willingness to devote the required amount of time to carry out the duties and responsibilities of directors. The Board believes that it is important that directors have diverse backgrounds and qualifications and it considers such diversity in identifying and evaluating board candidates.

Identifying Director Nominees.  The Board may employ a variety of methods for identifying and evaluating director nominees. The Board regularly assesses the size of the Board, the need for particular expertise on the Board and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board would consider various potential candidates for director that may come to the Board’s attention through current Board members, professional search firms, shareholders or other persons. These candidates would be evaluated at regular or special meetings of the Board, and may be considered at any point during the year.

Consideration of Candidates Recommended by Shareholders.  The Committee will consider candidates recommended by the shareholders, when nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for shareholder submissions of director-nominees are described below under “Shareholder Proposals and Director Nominations for 2011 Annual Meeting of Shareholders.” These include, without limitation, submission to the Company of specified information relating to such candidate including information required to be disclosed in solicitations of proxies for election of directors, such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director of the Company if elected, as well as specified information about the shareholder making the submission. Following verification of the shareholder status of persons recommending candidates, the Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others according to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm in connection with the nomination of a director candidate provides any materials, such materials would be forwarded to the Board as part of its review. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Board, the Board would treat a potential candidate nominated by a shareholder in the same fashion as any other potential candidate during the review process.

Diversity/Community/Shareholder Relations Committee

From April through August 2009, the Diversity/Community/Shareholder Relations Committee consisted of Mr. Archer, Ms. Nelson, Dr. Price and Mr. Romney. In September 2009, the Diversity/Community/Shareholder Relations Committee was disbanded. The Board determined that a standing committee was unnecessary as the full Board now receives a regular report from management regarding shareholder relations and diversity and community initiatives.

Executive Committee

During fiscal 2010, the Executive Committee consisted of Messrs. Archer, Bedi, Karmanos and Prowse. The Executive Committee undertakes certain tasks as may be directed by the Board from time to time, according to a written charter adopted by the Board.

Compensation of Directors

Standard Compensation Arrangement

For fiscal 2010, each of the non-employee directors received an annual retainer of $40,000. In addition, each non-employee director who was serving as the chairperson of a Board committee other than the Audit Committee received an additional annual retainer of $5,000. The annual retainer for the chair of the Audit Committee was $10,000. Non-employee directors receive $2,500 for attending each Board meeting and $1,500 for attending each committee meeting. We also reimburse non-employee directors for out-of-pocket expenses they incur for education and for attending Board and committee meetings. In January 2010, the Compensation Committee recommended and the Board approved increases in the retainer for committee chairpersons. Beginning fiscal 2011, the committee chairpersons will receive annual retainers as follows: $15,000 for Audit Committee chair, $10,000 for Compensation Committee chair and $7,500 for Nominating/Governance Committee chair.

Directors were also permitted to defer the receipt of all or a portion of their cash compensation if they had made a written election to do so prior to the end of the previous calendar year pursuant to the 2005 Non-Employee Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). Amounts deferred were converted to Restricted Stock Units (“Deferred Compensation RSUs”) under the 2007 Long Term Incentive Plan (“LTIP”) which may be settled only in common shares, with each unit representing one share of common stock. The number of Deferred Compensation RSUs awarded to a director was calculated by dividing the amount of fees the director elected to defer by the fair market value of a share of Company common stock on the date the fees otherwise would have been paid. Deferred Compensation RSUs are 100 percent vested on the award date and underlying shares are issued at the rate of one common share per unit within 30 days of the date the director ceases to be a member of the Board (unless removed for cause) or upon a change in control of the Company. If approved by the Compensation Committee, participating directors may receive an earlier settlement in the event of an “unforeseeable emergency” that qualifies as a permissible distribution event for purposes of Section 409A of the Internal Revenue Code. The holder is entitled to receive additional RSUs with a value equal to dividends declared and paid by the Company, if any, prior to issuance of the related shares upon settlement (“Dividend Equivalent Rights”).

In addition to the cash compensation described above, directors also receive a grant on each April 1 of $140,000 of Restricted Stock Units (“Annual RSUs”) under the LTIP, which may be settled only in common shares. The number of Annual RSUs awarded to a director is calculated by dividing the value of the award by the fair market value of a share of Company common stock on the date the award is granted. The Annual RSUs vest and underlying shares are issued at the rate of one common share per unit on the earliest of (i) the date before the first annual shareholders meeting following the grant date, (ii) the date the director ceases to be a member of the Board due to death or disability, or (iii) a change in control of the Company, in each case unless the director has previously elected to defer receipt of the shares until the director ceases to be a member of the Board. Annual RSUs also have Dividend Equivalent Rights. Annual RSUs that are not vested when the director ceases to be a member of the Board for any other reason immediately terminate and are forfeited.

RSUs are not transferable and holders do not have voting or other rights of shareholders until the underlying shares are issued.

Director Compensation Table

	FY10 Fees Earned or	FY10		All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Dennis W. Archer	78,500	140,000	0		218,500
Gurminder S. Bedi	80,000	140,000	0		220,000
William O. Grabe	80,500	140,000	0		220,500
William R. Halling	85,000	140,000	0		225,000
Faye Alexander Nelson	63,000	140,000	0		203,000
Glenda D. Price	68,000	140,000	0		208,000
W. James Prowse	65,000	140,000	0	517,500	722,500
G. Scott Romney	75,500	140,000	0		215,500
Ralph J. Szygenda	30,500	70,000	0		100,500

(1)	Includes amounts converted to Deferred Compensation RSUs pursuant to the Deferred Compensation Plan. The table below shows, for each director who has deferred compensation under this arrangement, the number of Deferred Compensation RSUs at the beginning of the fiscal year, the number of Deferred Compensation RSUs awarded during the fiscal year, the amount of compensation deferred, and the number and value of Deferred Compensation RSUs held at fiscal year-end based on the closing price of our common stock on March 31, 2010.

	Deferred		Grant Date Fair	Deferred	Deferred
	Compensation	Deferred	Value of Deferred	Compensation	Compensation
	RSU Balance	Compensation	Compensation	RSU Balance	RSU Value
	as of	RSUs Awarded	RSUs Awarded	as of	as of
	3/31/2009	in Fiscal 2010	in Fiscal 2010	3/31/2010	3/31/2010
Name	(#)	(#)	($)	(#)	($)

Dennis W. Archer	14,747	6,069	40,000	20,816	174,854
William O. Grabe	15,892	11,513	80,500	27,405	230,202
Faye Alexander Nelson	9,684	6,069	40,000	15,753	132,325
Glenda D. Price	0	6,069	40,000	6,069	50,980

(2)	Amounts shown are the Grant Date Fair Market Value relating to the Annual RSU awards granted in fiscal 2010, determined in accordance with the Accounting Standards Codification (“ASC”) No. 718-10 “Share-Based Payment”. The assumptions we used to calculate these amounts are discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2010. The table below shows the number of Annual RSUs held by each director at the end of fiscal 2009, the number of Annual RSUs awarded during fiscal 2010, the grant date fair value of awards made during fiscal 2010, and the number and value of Annual RSUs held at year-end by each director.

	Annual RSU		Grant Date Fair	Annual RSU
	Balance	Annual RSUs	Value of Annual	Balance	Annual RSU Value
	as of	Awarded	RSUs Awarded	as of	as of
	3/31/2009	in Fiscal 2010	in Fiscal 2010	3/31/2010	3/31/2010
Name	(#)	(#)	($)	(#)	($)

Dennis W. Archer	90,637	21,244	140,000	111,881	939,800
Gurminder S. Bedi	88,157	21,244	140,000	109,401	918,968
William O. Grabe	90,637	21,244	140,000	111,881	939,800
William R. Halling	90,637	21,244	140,000	111,881	939,800
Faye Alexander Nelson	88,157	21,244	140,000	109,401	918,968
Glenda D. Price	88,157	21,244	140,000	109,401	918,968
W. James Prowse	90,637	21,244	140,000	111,881	939,800
G. Scott Romney	90,637	21,244	140,000	111,881	939,800
Ralph J. Szygenda	0	9,695	70,000	9,695	81,438

(3)	There were no options granted to non-employee directors during fiscal 2010. Actual gains, if any, on stock option exercises will depend on overall market conditions and the future performance of the Company and its common stock. The table below shows the number of shares underlying the options held by each director at March 31, 2010.

Aggregate Number of
Stock Options
Outstanding at 3/31/2010
Name	(#)

Dennis W. Archer	32,000
Gurminder S. Bedi	10,000
William O. Grabe	69,250
William R. Halling	81,500
Faye Alexander Nelson	10,000
Glenda D. Price	7,500
W. James Prowse	71,000
G. Scott Romney	47,696
Ralph J. Szygenda	0

(4)	For Mr. Prowse, the amount represents the fees paid to Mr. Prowse for consulting and advisory services provided to the Company under an independent contractor agreement dated November 17, 2008. See the section titled “Other Matters — Related Party Transactions” for further discussion of Mr. Prowse’s independent contractor agreement and the employment arrangement that became effective April 1, 2010.

Equity Ownership Guidelines

Beginning in fiscal 2006, the Board determined that it would be in the best interest of the Company’s shareholders for the non-employee directors to have a substantial investment in our common stock. As a result, the non-employee directors are required to hold or purchase a minimum value of our common stock as follows: $40,000 in fiscal 2006; $80,000 in 2007; $120,000 in 2008; $160,000 in 2009; and $200,000 in 2010. Non-employee directors would be expected to hold such shares during the remainder of their term of office. RSUs are taken into account in determining whether the director satisfies the above minimum ownership requirements. The date for determining compliance with the policy would be the last day of the trading window under the Company’s insider trading policy that precedes the end of the first fiscal quarter of the subsequent fiscal year (for fiscal 2010, this determination date is June 16, 2010). The units are valued for this purpose based on the market value of the common stock on the determination date. As of the determination date for fiscal 2010, all of the non-employee directors exceeded the $200,000 minimum ownership requirement.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Programs

Our compensation programs are designed to support the Company’s business goals, to promote short- and long-term growth, and to attract, retain, and motivate key talent. This section of the proxy statement explains how our compensation programs are established and how they work with respect to our CEO, CFO and the other executive officers named in the “Summary Compensation Table” and the other tables that follow, whom we refer to collectively as our “Named Executive Officers” or “NEOs.” Compensation paid to the NEOs has four components:

1. base salary;

2. annual performance cash awards;

3. long-term performance incentives; and

4. employee benefits and perquisites.

Our compensation philosophy emphasizes performance-based compensation. This approach spans all of our employees, but is especially applicable to the NEOs. We believe that our NEOs and other key employees should have a significant portion of their potential annual cash compensation tied to our profitability and sales commitment goals. Additionally, we seek to align the ability to earn long-term incentives directly with the interests of our shareholders through the use of equity-based incentives. Our approach to executive base salaries is to ensure they are not only competitive with those found at companies similar to Compuware, but also are effective in attracting and retaining high-performing employees capable of leading us to higher levels of profitability and shareholder returns.

How Executive Compensation Is Determined

The Compensation Committee is responsible for approving compensation programs that attract and retain quality executives, that link pay to performance and that are administered fairly and in the shareholders’ interests. The Compensation Committee carries out this responsibility in several ways.

The Compensation Committee periodically reviews the Company’s philosophy regarding compensation for key employees, including the NEOs. The Compensation Committee reviews and considers each element of compensation in making compensation determinations. Each year, the CEO evaluates the performance of the NEOs and other company officers. Based on his evaluation, the CEO may recommend adjustments in base salary, the structure of the cash incentive plans and the magnitude and form of the equity grants. The Compensation Committee considers these recommendations when making compensation decisions regarding compensation for executive officers other than the CEO. The Compensation Committee independently assesses the performance of the CEO, analyzes relevant competitive data (recognized industry surveys and peer group information) and presents its recommendation regarding compensation for the CEO to the independent directors of the Board for their review and approval.

The Committee reviews all elements of compensation as a whole in measuring total compensation packages against the objectives of the compensation program. The proportion of variable or incentive compensation varies with the level of an executive’s responsibility within the Company. Since the NEOs have the highest level of responsibility in the Company, the proportion of their potential incentive compensation is higher in relation to their base salaries than other employees. The Compensation Committee also reviews market data and evaluates the competitiveness of pay levels for the NEOs based on a combination of recognized industry executive compensation surveys and data gathered from annual reports and proxy statements of companies identified and approved by the Committee as the peer group.

For fiscal 2010, the Compensation Committee selected and directly engaged Towers Watson to assist with its evaluation of compensation for our executives. Other than the work performed at the request of the Compensation Committee, Towers Watson performs no services for the Company.

Towers Watson helped define our peer group, provided data on executive compensation of peer group companies, reviewed and made recommendations for the overall compensation philosophy, and provided an evaluation of total compensation for NEOs.

For fiscal 2010, our industry peers included: Adobe Systems Inc., Autodesk Inc., BMC Software Inc., Cadence Design Systems Inc., CIBER Inc., Citrix Systems Inc., Cognizant Technology Solutions Corporation, Intuit Inc., McAfee Inc., ModusLink Global Solutions, Inc., Novell Inc., SRA International Inc., Sybase, Inc., Synopsys Inc., and VeriSign Inc. These companies were chosen because, at the time, they were comparable to us with regard to revenue size, maturity level as established businesses, operating in the software industry and, in some instances, they were our competitors. The expertise and skills needed for executives at such companies are very similar to the skills required for our executives.

Due to differences in annual revenues as well as the nature of our business as compared to certain peer companies identified as such in fiscal 2010, Towers Watson recommended that certain companies be added to and subtracted from our peer group. For fiscal 2011, our industry peers will include: Black Box Corporation, BMC Software Inc., Cadence Design Systems Inc., Citrix Systems Inc., IHS Inc., McAfee Inc., ModusLink Global Solutions, Inc., Novell Inc., Parametric Technology Corporation, Quest Software, Inc., SRA International Inc., Sybase, Inc., Synopsys Inc., Teradata Corporation, VeriSign Inc. and VMWare Inc. These companies were chosen because they are comparable to us with regard to revenue size, maturity level as established businesses, operating in the software industry and, in some instances, they are our competitors. The expertise and skills needed for executives at such companies are very similar to the skills required for our executives.

The peer group data and Towers Watson’s analyses and findings were given to the CEO and the Compensation Committee, which was used to evaluate compensation recommendations. Such peer data provides the Committee with the proper perspective on the magnitude and components of compensation provided to named executive officers at comparable companies. This helps the Committee to set compensation at levels that support our attraction/retention objectives, and ensures that the resulting costs are reasonable based on our financial plan and that equity awards are fair and not unreasonably dilutive.

Base Salary

We believe that competitive base salaries play an important role in helping us to attract and retain high-performing executive officers. When reviewing base salaries for officers, including the NEOs other than the CEO, the Compensation Committee takes into account a number of related factors including, but not limited to, the CEO’s assessment of their individual performance and his recommendation for salary level changes, the performance of the NEO’s particular business unit(s), the NEO’s experience, level of responsibility and unique contributions to the Company and the Company’s need for certain types of expertise. These factors, along with the competitive market data provided by the Committee’s independent compensation consultant, are used to determine appropriate base salaries. The Compensation Committee generally targets base salaries for the NEOs other than the CEO to be between the market median and the 75th percentile of the peer group. However, deviations from that range may occur in individual cases due to an NEO’s individual contributions to the Company, tenure with the Company, experience and other competitive factors.

The Compensation Committee independently assesses the CEO’s performance utilizing an approach similar to that used to evaluate our other NEOs, i.e., overall company performance, accomplishment of strategic objectives, development of subordinates and other relevant measures of performance, as well as market data. Based upon its assessment, the Committee makes a recommendation to the independent directors regarding any adjustments to the CEO’s base salary.

Executive Incentive Program

Annual and long-term incentive opportunities are generally provided under the Executive Incentive Program, or “EIP.” The Compensation Committee, in consultation with the CEO, annually approves performance criteria and goals for measuring corporate performance for use under the EIP.

The EIP is structured to: (1) base a significant portion of compensation on the attainment of performance targets; (2) align the financial interests of the participants with that of the Company and the shareholders; and (3) encourage the NEOs and other key employees to work together as a team to achieve specific annual financial goals. The NEOs and other key executives work closely together and with the CEO to formulate the Company’s growth strategy and oversee the implementation of that strategy. The members of this executive team share a common set of performance goals, comprised of earnings per share (“EPS”) and total sales commitments (“Total Sales Commitments”) as defined below, and an EIP target that is based on a percentage of base salary, which we refer to as their “Annual EIP Target”. Compared to other employees, our NEOs have the highest percentage of their total cash compensation tied to achieving the EIP performance targets due to their higher level of responsibility, consistent with our overall philosophy of basing pay on performance. The EIP target levels for NEOs are tiered at either 100 percent or 200 percent of base salary. The tier for each NEO was set according to the NEO’s level of responsibility within the Company.

Under the EIP, cash incentives are paid only if the Company’s performance meets or exceeds the minimum threshold levels of the performance targets established at the beginning of the fiscal year. Typically, the performance targets in the EIP are aggressive, so that on a historical basis NEOs infrequently earn bonuses at the targeted 100 percent level, as illustrated by the following table:

	2010	2009	2008	2007

Percent of EPS target achieved	96%	89%	89%	96%
Percent of award earned	80%	0%	61%	80%

Percent of Total Sales Commitments target achieved(1)	104%	84%	98%	90%
Percent of award earned	119%	0%	80%	0%

(1)	In fiscal 2008 and 2007, the second performance target was based on revenue attainment.

If we meet or exceed the minimum thresholds, a portion of the cash incentive, referred to as “Annual Cash Award,” is paid shortly after the fiscal year-end results of operations are final. In addition, an amount equal to one-half of the Annual Cash Award, referred to as “Long-Term Cash Award,” is deferred and is paid only if the NEO remains employed by the Company for two years after the Annual Cash Award is earned.

An NEO whose employment terminates due to disability or death prior to the end of the fiscal year is entitled to a pro-rated payment of the Annual Cash Award, based on the number of full months of employment during the fiscal year, if the applicable performance goal(s) are otherwise satisfied for the fiscal year. Any such prorated Annual Cash Award would be paid to the NEO or to the NEO’s designated beneficiary or legal representative at the same time as all other Annual Cash Awards payments. Unless the Compensation Committee determines otherwise, an Annual Cash Award is forfeited if the NEO’s employment terminates for any reason other than disability or death before the payment date.

The Long-Term Cash Award is forfeited if the NEO’s employment is terminated voluntarily or involuntarily after the two-year period referenced above and before payout of the bonus unless the Compensation Committee determines otherwise or the termination is caused by death or disability. We adopted this mandatory deferral as a long-term incentive strategy to enhance retention of skilled executives in our extremely competitive environment for experienced, executive talent.

At the beginning of fiscal 2010, consistent with fiscal 2009, the Compensation Committee evaluated and approved the following performance measures for fiscal 2010:

•	EPS before unusual items — defined as net income, before the impact of unusual items (such as gain on divestiture of product lines; restructuring and related costs; and impairment of intangible assets), divided by the weighted average diluted shares outstanding for the year.

•	Total Sales Commitments — defined as the sum of software license, maintenance, subscription and professional services (including application services) arrangements closed during the fiscal year. Software license, maintenance, subscription and professional services arrangements closed during the year are calculated by taking US GAAP software license fees, maintenance and subscription fees and professional services fees and adding or subtracting (as appropriate) the change in the balance of deferred license, deferred maintenance, deferred subscription and deferred professional services revenue during the fiscal year excluding the impact from foreign currency translation.

The Compensation Committee believes that EPS before unusual items is an appropriate component of the EIP as it is a measure of profitability and a key component of enhancing shareholder value. The Committee believes Total Sales Commitments is also an appropriate component of the EIP (and a better measure of sales performance for compensation purposes than total revenues on a GAAP basis) because it measures the total value of transactions closed during the fiscal year and eliminates the effect of the Company’s revenue recognition policy that results in the inclusion of some revenue from transactions closed before the fiscal year and the deferral of some revenue from transactions closed during the fiscal year.

In addition to the annual EIP award opportunity, the Compensation Committee may also grant discretionary cash bonuses from time to time when the Committee believes circumstances warrant such action due to, for example, exceptional performance or strategic achievements not necessarily reflected in the performance measures established at the beginning of the fiscal year.

Equity Awards

To further align executive and shareholder interests, the Compensation Committee may grant equity awards to our NEOs. The Committee believes equity awards are an excellent way to motivate key employees to improve our financial performance and the price of our stock because such awards create an equity stake in the Company. The Committee grants equity awards to the NEOs based on each NEO’s contribution to the Company, the desire to promote strategic collaboration across the entire company, and the need to remain competitive within our industry. Additionally, our approach to vesting is intended to enhance retention of key talent. Equity awards are made as part of the EIP each year and are occasionally made outside the EIP when the Committee believes circumstances warrant further grants, such as the attainment of key strategic and operational objectives.

For fiscal 2010, the Compensation Committee awarded RSUs in place of stock options in connection with the EIP. This modification was made for a variety of reasons. Towers Watson, the Committee’s independent compensation consultant, conducted a review of our peers and reported that a number of them were awarding alternative forms of long-term equity incentives, such as RSUs and restricted stock. To ensure that we remain competitive with our peers in the market for executive talent, the Committee determined for fiscal 2010 that RSUs should be awarded as the long-term equity component of compensation instead of stock options. Moreover, since fewer RSUs are awarded as compared to stock options, RSUs are less dilutive than stock options and represent a more judicious use of the shares reserved under the LTIP.

The Compensation Committee approves the RSU awards to executives (other than the CEO whose award is approved by the independent directors of the Board) based on a formula in the EIP. Under the EIP, the number of units awarded is determined by dividing an NEO’s Annual EIP Target percentage in half, multiplying that percentage by the NEO’s base salary and then dividing that number by the fair market value of our common stock as of the award date ((Annual EIP Target / 2) * base salary) / fair market value). The RSUs vest in equal annual installments over a four-year period beginning on the first anniversary of the grant date. Upon vesting, a share of common stock is issued to the recipient for each unit vested. Grants are made as soon as practical in the new fiscal year after the Board has reviewed and approved our fiscal year financial plan and the Compensation Committee has reviewed and approved proposed salaries, EIP targets and equity awards to NEOs.

This formula was chosen because it produces a number of units that the Committee believes bears an appropriate relationship to the amount of cash incentive compensation and total compensation, enhances retention of key talent, and aligns with shareholder interests. The following table provides hypothetical examples of the RSU calculation and vesting schedule under the EIP for an NEO with an Annual EIP Target of 200 percent and 100 percent, respectively:

		RSU Calculation
Base	Annual	(Annual EIP	RSUs	Year 1	Year 2	Year 3	Year 4
Salary	EIP	Target / 2	Awarded	Vest	Vest	Vest	Vest
($)	Target	* Base Salary) / FMV	(#)	(#)	(#)	(#)	(#)

$500,000	200%	(200% / 2	62,500	15,625	15,625	15,625	15,625
		* $500,000) / $8.00
$500,000	100%	(100% / 2	31,250	7,814	7,812	7,812	7,812
		* $500,000) / $8.00

For fiscal 2011, the Compensation Committee approved the EIP to include an RSU award based on the same formula.

Components of Fiscal 2010 Named Executive Officer Compensation

Base Salary

Base salaries for fiscal 2010 were determined based on the process described above. Due to general economic conditions and our efforts at cost containment, in fiscal 2010, base compensation remained at fiscal 2009 levels. Our Senior Vice President of Worldwide Product Sales (“SVP-WW Sales”) was promoted to his position as of April 1, 2009, at a 27 percent increase in compensation over his prior role.

Based on fiscal 2011 peer group data, positive performance results for the completed fiscal year, and the tenure and responsibility level of each specified NEO, the CEO proposed and the Compensation Committee approved for fiscal 2011 an 18 percent salary increase for the President/COO, an 11 percent increase for the CFO, and a six percent increase for the CAO. Any salary increase for the SVP-WW Sales will be determined during fiscal 2011.

For fiscal 2010 and continuing for fiscal 2011, the base salary for the CEO remained at the fiscal 2009 level. While the CEO’s base salary is the highest in the peer group, the Board of Directors continues to believe the CEO’s salary is appropriate based on his performance, significant experience and contribution to the Company.

Executive Incentive Program

Our philosophy of connecting compensation to performance and aligning the interests of executives with the interests of shareholders is reflected in how the performance thresholds and levels were set under the EIP for fiscal 2010. There were three performance levels of attainment established for the EPS and Total Sales Commitments components (see chart below), with bonus amounts prorated based on actual results between each performance level. If the Company met 100 percent of its EPS target and 100 percent of its Total Sales Commitments target, the NEO would receive an Annual Cash Award equal to a multiple of his or her base salary, half for meeting the EPS target and half for meeting the Total Sales Commitments target. At target, the CEO, CFO and the President/COO are eligible to earn an Annual Cash Award equal to 200 percent of their base salary. The SVP-WW Sales and CAO are eligible to earn an Annual Cash Award equal to 100 percent of their base salary.

	EPS Performance		Total Sales Commitments Performance
	Performance	% of	Performance	% of
	Levels ($)	NEO Award	Levels ($)	NEO Award

Threshold	.45	50%	775,000,000	50%
Target	.50	100%	860,000,000	100%
Maximum	.55	150%	950,000,000	150%

The EPS and Total Sales Commitments performance levels were formulated by executive management after preparing the fiscal year business plan for the Company. The fiscal year business plan is reviewed and approved by the Board. Once the business plan was approved, the performance levels were then reviewed and approved by the Compensation Committee.

In fiscal 2010, the Company’s performance exceeded the minimum threshold for EPS and exceeded the target for Total Sales Commitments. We achieved an EPS of $.48 (excluding the after-tax effects of the gain on divestiture of product lines and restructuring charges which had a positive impact on our reported net income and diluted earnings per share totaling $28.7 million and $.12 per share, respectively) and $895.1 million in Total Sales Commitments. Since these numbers are within the performance levels in both measurement categories, incentives were earned and paid at the prorated 80 percent level for the EPS measurement and at a prorated 119 percent level for Total Sales Commitments based on fiscal 2010 performance.

Discretionary Cash Bonus

On April 14, 2010, the Compensation Committee approved the award of a discretionary bonus to certain management and key personnel eligible under the Company’s EIP. The discretionary bonus, which will be paid out in substantially the same manner as the EIP bonuses, was based on a number of key strategic operational achievements completed during fiscal year 2010, such as: (i) the successful sale of a portfolio of assets relating to our quality and testing software products with no material disruption of business operations, (ii) exiting low margin engagements in our Professional Services unit that resulted in increased profitability in that unit, (iii) acquiring and successfully integrating Gomez, Inc., a leading web application performance management company, and (iv) changing the mix of our business to capitalize on growth opportunities in application performance management and in secure on-demand collaboration environments, and achieving growth in those areas. These strategic initiatives were undertaken to improve our prospects for achieving long-term growth, profitability and share price appreciation. The Committee determined that these achievements were not fully rewarded in the bonuses paid under the EIP bonus plan and, as a result, the Committee exercised its discretion to award a bonus apart from the EIP. The aggregate amount of the discretionary bonus approved by the Committee for all affected employees was $1,782,000. The NEOs received the following amounts:

Name and Position	Short-Term(1)	Long-Term(2)

Peter Karmanos, Jr., Chairman and CEO	$240,000	$120,000
Laura L. Fournier, CFO	$90,000	$45,000
Robert C. Paul, President/COO	$110,000	$55,000
Denise A. Starr, CAO	$42,500	$21,250
Patrick A. Stayer, SVP-WW Sales	$35,000	$17,500

(1)	The short-term portion of the discretionary bonus was paid out in May 2010.

(2)	The long-term portion of the discretionary bonus will be paid out in April 2012 provided that the NEO remains employed with the Company.

In April 2010, the NEOs and other key employees who were eligible to participate in the EIP in fiscal 2008 and remained employed by the Company through April 15, 2010, received Long-Term Cash Awards that were awarded for fiscal 2008 performance.

For fiscal 2011, the Annual EIP Target for the CEO, President/COO, and the CFO will remain at 200 percent of salary and the CAO and SVP-WW Sales will remain at 100 percent.

Restricted Stock Unit Awards

In June 2009, the Compensation Committee approved a grant of RSUs to certain executive officers of the Company under the LTIP and the EIP for fiscal 2010. The grant to the CEO was approved by the independent members of the Board of Directors on June 10, 2009, and the grants to the other executive officers became effective as of that date in accordance with the Committee’s resolutions. The number of RSUs was calculated based on the EIP formula discussed above. The RSUs vest 25 percent annually beginning on the first anniversary of the grant date as long as the recipient continues to be employed by the Company. The RSUs will vest upon a change in control of the Company or if the recipient dies or becomes disabled. If the recipient’s employment ceases for any other reason, the recipient’s right to shares of common stock subject to unvested RSUs will automatically terminate. Once vested, the Company will issue one common share for each vested RSU. The RSUs have Dividend Equivalent Rights. The table below identifies the RSUs granted to NEOs for fiscal 2010.

Name and Position	FY10 EIP RSU

Peter Karmanos, Jr., Chairman and CEO	158,520
Laura L. Fournier, CFO	59,445
Robert C. Paul, President/COO	72,655
Denise A. Starr, CAO	28,071
Patrick A. Stayer, SVP-WW Sales	23,117

On April 14, 2010, the Committee approved a grant of RSUs to certain executive officers of the Company under the LTIP and the fiscal 2011 EIP. The grant to the CEO was approved by the independent members of the Board of Directors. The number of RSUs was calculated based on the EIP formula discussed above and the terms of the grants were the same as the terms of the fiscal 2010 EIP grants.

Performance Awards

In December 2009, the Compensation Committee approved a discretionary grant of performance-based equity awards to Mr. Karmanos, Ms. Fournier and Mr. Paul. The equity awards, described in detail below, only vest when certain performance-based targets of the Company’s Covisint subsidiary have been achieved. The Committee determined that Mr. Karmanos should receive this grant due to his on-going contributions to the strategic direction of the Covisint subsidiary, particularly its continuing growth in and focus on the health care sector. The Committee determined that Ms. Fournier should receive this grant due to her effective management of the finances of the Covisint subsidiary, which has contributed to Covisint achieving steady growth and profitability. The Committee determined that Mr. Paul should receive this grant due to his prior tenure and stewardship as CEO of Covisint and in recognition of his on-going management of Covisint as a subsidiary of the Company.

Based on their individual and unique contributions to the Covisint subsidiary, the Committee determined that the value of Mr. Karmanos’ equity grant should be $2,000,000 and Ms. Fournier’s should be $1,000,000. Accordingly, the Committee approved a grant of 281,690 PSUs to Mr. Karmanos and 140,845 PSUs to Ms. Fournier under the Company’s LTIP. The number of PSUs was determined by dividing the value of the award by $7.10, the fair market value of the common stock on the date the grant was approved by the Committee. Final approval by the independent directors of the Board for the grant to Mr. Karmanos occurred three days later, at which time grants were issued. On the grant date, the fair market value increased to $7.18, however, the number of PSUs awarded to Mr. Karmanos and Ms. Fournier were not recalculated and remained at the levels as approved by the Committee. The PSUs will vest if the recipient continues to be employed by the Company and upon the earlier to occur of one of the following conditions being met: (1) the Company’s Covisint subsidiary attaining total organic revenue on a US GAAP basis exceeding $150 million for any four consecutive completed calendar quarters prior to August 26, 2015 (the “Covisint Revenue Condition”); or (2) upon the closing date of an initial public offering of Covisint common stock on or prior to August 26, 2015 (the “IPO Condition”).

These PSUs also vest upon the recipient’s death, disability or a change in control of the Company. If the PSUs become vested, each PSU would be settled for one share of the Company’s common stock. The units may not be settled in cash. Although the documentation relating to the grants contemplates grants of 281,690 and 140,845 PSUs for Mr. Karmanos and Ms. Fournier, respectively, vesting on the occurrence of the Covisint Revenue Condition and a separate grant of 281,690 and 140,845 PSUs for Mr. Karmanos and Ms. Fournier, respectively, vesting on the occurrence of the IPO Condition, the grant agreements provide that the Committee reserves the right to reduce or eliminate the recipient’s right to shares of common stock subject to the PSUs at any time on or before vesting. The Committee will cancel one such grant if the other becomes vested so that the number of shares issued upon vesting of the PSUs does not exceed 281,690 and 140,845 shares for Mr. Karmanos and Ms. Fournier, respectively. If not previously vested, the PSUs will also be cancelled on the earlier of (i) the recipient ceasing to be employed by the Company; (ii) the date on which a change in control of Covisint occurs; or (iii) August 26, 2015; provided, that the Committee may cause the units not to terminate in the event the recipient ceases to be employed by the Company due to death or disability. Prior to vesting, the PSUs have Dividend Equivalent Rights but no voting rights and are not transferable except under limited circumstances provided in the LTIP.

The Committee approved a grant to Mr. Paul of 20,500 Covisint stock options in December 2009 made by the Covisint Board of Directors under the Covisint Corporation 2009 Long Term Incentive Plan (“Covisint LTIP”). The number of options granted equals 2 percent of the shares outstanding, which the Committee, in its experience, determined was in the appropriate range of equity grants issued by pre-IPO companies to executives holding positions similar to Mr. Paul. The exercise price of the options is $52.00 per share, which is equal to the fair market value per share of the Covisint common stock on the date of grant as determined in accordance with the Covisint LTIP, and may be paid in cash or pursuant to various cashless exercise methods described in the option agreement and the Covisint LTIP. The stock options vest upon the closing date of an initial public offering of Covisint common stock or a change in control of Covisint and, if vested, will remain exercisable until August 25, 2019, unless cancelled or terminated.

The options will terminate on August 25, 2015 if there is no initial public offering of Covisint common stock or a change in control of Covisint on or before August 25, 2015. The options will also terminate upon the termination of Mr. Paul’s employment for any reason, including death or disability, or a change in control of the Company. Following termination of employment by the Company without cause or by Mr. Paul, if the options have vested, Mr. Paul would have the right to exercise for up to 30 days after termination. If his employment is terminated for cause, his right to exercise terminates immediately. If his employment terminates due to death or disability, previously vested options may be exercised for 12 months after termination. In no event may exercise of the options occur after August 25, 2019.

The Committee concurrently approved a discretionary grant of 100,450 PSUs to Mr. Paul pursuant to the Company’s LTIP. The number of PSUs was determined by applying a conversion rate of 4.9 to the number of Covisint stock options granted to Mr. Paul in order to provide a PSU with an approximate equivalent Company stock grant-date value. The option-to-PSU conversion rate was calculated by dividing the total valuation of Covisint shares available for grant ($5,295,000) by the Company stock fair market value on the grant date ($7.18) and dividing that value by the total Covisint shares available for grant (150,000). These PSUs will vest on August 26, 2015 if he continues to be employed by the Company and the Covisint Revenue Condition is satisfied. If not previously vested, these PSUs will be canceled upon the earlier of (i) the closing date of an initial public offering of Covisint common stock occurring on or before August 25, 2015; (ii) Mr. Paul ceasing to be employed by the Company; (iii) the date on which a change in control of Covisint occurs; or (iv) August 26, 2015; provided, that the Committee may cause the PSUs not to terminate in the event the recipient ceases to be employed by the Company due to death or disability. Upon vesting, Mr. Paul will receive one Company common share for each PSU. The PSUs will not be settled in cash. Prior to vesting, the PSUs have Dividend Equivalent Rights but no voting rights and are not transferable except under limited circumstances provided in the LTIP. In summary, Mr. Paul’s Covisint options will not vest if the PSUs granted to him vest, and such PSUs will not vest if the Covisint options vest.

Total Compensation Compared to Peer Group

Towers Watson prepared a compensation comparison using our fiscal 2010 peer group to determine the percentile rankings by pay element for our NEOs relative to their counterparts in our peer companies for the year just completed. The data evaluated was derived from the most recent proxy filings by these peers. There was no pay data available among this set of 15 peer companies to determine a percentile ranking for our CAO position, and there was limited data available for comparison with our President/COO and SVP-WW Sales.

The table shows for each NEO, for whom data was available, the percentile or ranking results of the comparison.

	Number of		Annual		Grant Date Value of
	Peers	Base	Incentive/Bonus		Long-Term	Total Compensation
Position	Included	Salary	Target	Actual	Incentive	Target(1)	Actual(2)

Chairman and CEO	15	Highest	Highest	Highest	76%	87%	88%
CFO	15	61%	Highest	Highest	86%	92%	92%
President/COO	2	Highest	Highest	Highest	Highest	Highest	Highest
SVP-WW Sales	6	Lowest	16%	22%	Lowest	Lowest	Lowest

(1)	Equals base salary plus the target annual cash incentive award opportunity plus the “as reported” value of long-term incentive awards granted.

(2)	Equals base salary plus the annual cash incentive and bonus paid plus the “as reported” value of long-term incentive awards granted.

Employee Benefits and Other Perquisites

Benefit Programs

The Company provides customary benefits such as medical, dental and life insurance and disability coverage to each NEO, which are also provided to all other eligible employees. The Company also provides vacation and other paid holidays to all employees, including the NEOs, which are comparable to those provided at similar companies.

Qualified Plans

Since 1986, the Company has maintained a qualified defined contribution plan known as the Employee Stock Ownership Plan, or “ESOP”, and 401(k) Salary Reduction Arrangement, or “401(k)”. All U.S. employees are eligible to participate immediately upon hire in the 401(k). The NEOs are eligible to contribute a portion of their salaries on a pre-tax basis to the 401(k). The Company does not provide any 401(k) match.

The Company occasionally makes discretionary contributions of Company stock to the ESOP. While the Company no longer contributes shares of Company stock to the accounts of the executive officers, the NEOs continue to hold shares in their ESOP accounts and from time to time receive a pro rata allocation of the value of partial shares and interest earnings accumulated by the plan administrator in the form of common shares. There have been no such allocations since November 26, 2007.

NEOs, other than Mr. Karmanos, and other employees are also permitted to participate in the Company’s employee stock purchase plan under which employees can elect to have up to 10 percent of their compensation withheld to purchase Company stock at the close of the offering period selected from time to time by the Board. The value of the stock purchased in any calendar year cannot exceed $25,000 per employee. The purchase price is 95 percent of the fair market value on the last day of each offering period. The fair market value is determined as the closing market price on the market date immediately preceding the last day of the offering period. Mr. Karmanos has been permitted to purchase shares from the Company on the same terms, except for the tax benefit afforded to other employees, although he does not participate directly in the plan due to eligibility restrictions. During fiscal 2010, Mr. Karmanos purchased 3,602 shares under this arrangement.

Use of Automobile

Under a Motorsports Sponsorship Agreement between the Company and General Motors Corporation (the “GM Marketing Agreement”), GM provides the Company with the option to use seven automobiles. The NEOs have been granted the use of automobiles under the GM Marketing Agreement. There is no incremental cost to the Company for these vehicles. The Company discontinued providing leased automobiles for key executives, including the NEOs, in fiscal 2009.

Other Perquisites

The NEOs are provided a limited number of perquisites in addition to benefits provided to our other employees. The purpose of these perquisites is to facilitate their access to work functions and personnel and encourage interactions among NEOs and others within professional, business and local communities. NEOs are provided perquisites such as tickets to sporting and special events and travel expenses for spouses to certain Company conferences. In addition the Company provides security personnel at the CEO’s residence. These perquisites are further discussed in footnote 5 to the Summary Compensation Table.

The Company leases a 25 percent share of a private jet owned by an unrelated third party for business purposes at a flat monthly management fee. On occasion, the Company allows NEOs to use the jet for personal purposes. For each flight, the Company is charged a flat rate for each flight hour, catering fees for food and beverage and a variable fuel charge (collectively, “Flight Expense”). When an NEO uses the jet for personal travel or personal business, the

NEO reimburses the Company for the Flight Expense charged to the Company. Therefore, there is no incremental cost to the Company for personal use of the jet.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), restricts the deductibility of executive compensation paid to the Company’s CEO and certain other NEOs to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The LTIP and some of the Company’s other option plans contain a shareholder-approved restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under these plans to be exempt from the restriction on deductibility. In addition, the LTIP contains provisions that permit us to pay other performance-based compensation that would be exempt from restrictions on deductibility under Section 162(m) if properly structured. Some components of our compensation program result in payments that are subject to these restrictions on deductibility. However, the Compensation Committee has concluded that the effect on the Company’s results of operations from the limit on deductibility is not material and that it is appropriate to exceed the restrictions on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders. The Committee is likely to continue to approve non-deductible compensation in appropriate circumstances.

Termination of Employment

Employment or Severance Arrangements

We have from time to time entered into severance arrangements with executives leaving the Company. None of the NEOs are employed pursuant to an employment contract, nor do we currently have a formal policy of providing salary and/or benefits continuation associated with either a change in control or termination of employment, with the exception of the provisions in our outstanding stock option grants, RSU and PSU awards that accelerate vesting upon death, disability or a change in control and the provisions of our EIP (which is subject to the LTIP) that provide prorated payment of Annual Cash Awards and accelerated payment of earned Long-Term Cash Awards upon death or disability. Instead, such arrangements are made and structured based on circumstances prevailing at the time. We do not provide any tax gross-ups if the value of accelerated stock options, RSUs or PSUs exceed the limits in the Code relating to “golden parachute” payments.

Post-Retirement Consulting Agreement

On March 1, 2007, the Company entered into a post-retirement consulting agreement with its Chairman and Chief Executive Officer, Peter Karmanos, Jr. The purpose of this agreement is to effect a smooth transition of leadership upon Mr. Karmanos’ retirement and to allow the Company to take advantage of Mr. Karmanos’ special knowledge of the industry, the Company and our customers. The agreement with Mr. Karmanos is described below under “Potential Payments Upon Termination or Change in Control — Post-Retirement Consulting Agreement.” The agreement was reviewed and approved by the Compensation Committee and subsequently approved by the full Board.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

In accordance with its written charter adopted by the Board of Directors, the Compensation Committee determines and implements compensation and benefit programs for executive officers and other employees of the Company.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement for the fiscal year ended March 31, 2010. Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

By the Compensation Committee,
William O. Grabe
Dennis W. Archer
Ralph J. Szygenda

Compensation Committee Interlocks and Insider Participation

From April 2009 through December 2009, the Compensation Committee consisted of Messrs. Grabe, Archer and Romney. In January 2010, Mr. Romney resigned from the Committee and was replaced by Mr. Szygenda. The Company employs the adult son of Mr. Romney as a sales executive. This individual, who does not reside with and is not supported financially by Mr. Romney, earned compensation for fiscal 2010 of $156,848, which is commensurate with his peers. Mr. Romney’s son is employed on an “at will” basis and compensated on the same basis as the Company’s other employees of similar function, seniority and responsibility without regard to his relationship with Mr. Romney.

Mr. Romney is a partner in the law firm of Honigman Miller Schwartz and Cohn LLP. We engaged the Honigman firm to perform legal services in fiscal 2010, and we expect to continue to engage the Honigman firm to perform legal services in fiscal 2011. Professional fees paid to the Honigman firm in fiscal 2010 totaled $95,930.

Summary Compensation Table

The following table sets forth information concerning the compensation of (1) our Chief Executive Officer, (2) our Chief Financial Officer, and (3) each of our three other most highly compensated executive officers for services rendered in fiscal 2010 who were serving as executive officers on March 31, 2010.

						Non-Equity
						Incentive	All
				Stock	Option	Plan	Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Peter Karmanos, Jr.	2010	1,200,000	360,000	3,222,530	0	3,582,000	227,834	8,592,364
Chairman of the Board	2009	1,200,000	0	620,467	2,142,000	0	193,474	4,155,941
& Chief Executive Officer	2008	1,050,000	1,200,000	0	1,225,812	2,220,750	169,177	5,865,739
Laura L. Fournier	2010	450,000	135,000	1,461,266	0	1,343,250	0	3,389,516
Chief Financial Officer	2009	450,000	0	232,677	2,142,000	0	10,675	2,835,352
	2008	450,000	600,000	0	525,348	951,750	24,252	2,551,350
Robert C. Paul	2010	550,000	165,000	1,271,229	711,350	1,641,750	11,907	4,351,236
President & Chief	2009	550,000	0	284,377	2,142,000	0	13,595	2,989,972
Operating Officer	2008	437,500	600,000	0	496,162	898,875	25,372	2,457,909
Denise A. Starr	2010	425,000	63,750	212,497	0	643,313	0	1,344,560
Chief Administrative	2009	425,000	0	0	1,130,908	0	10,352	1,566,260
Officer	2008	405,000	225,000	0	233,488	423,000	24,570	1,311,058
Patrick A. Stayer	2010	350,000	52,500	174,995	0	522,375	11,907	1,111,777
Senior Vice President of Worldwide Product Sales

(1)	Represents amounts paid and accrued to the NEOs as discretionary cash bonuses for fiscal 2010 and 2008 performance. Two-thirds of these amounts were paid in May 2010 and 2008, respectively. The remainder of the fiscal 2010 bonus is deferred until April 2012 and will be paid only if the recipient meets the continuing employment condition for Long-Term Cash Awards described above. The remainder of the fiscal 2008 bonus was paid in April 2010.

(2)	Represents the award date fair value associated with RSUs and PSUs awarded in the respective fiscal years, calculated in accordance with ASC No. 718-10 “Share Based Payment”, excluding any forfeiture adjustments. The assumptions we used to calculate these amounts are discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2010.

The fiscal 2010 amounts for Mr. Karmanos and Ms. Fournier include only one of the two PSU awards of 281,690 shares and 140,845 shares each that were made to Mr. Karmanos and Ms. Fournier, respectively. One award vests upon satisfaction of the Covisint Revenue Condition and the other vests upon satisfaction of the IPO Condition. The Committee will cancel one of the grants if the other vests so that the number of shares issued upon vesting of the PSUs will not exceed 281,690 shares for Mr. Karmanos and 140,845 shares for Ms. Fournier. The vesting provisions for the PSUs are discussed in “Compensation Discussion and Analysis — Components of Fiscal 2010 Named Executive Officer Compensation — Performance Awards.”

(3)	Represents the grant date fair value associated with stock options awarded in the respective fiscal years, calculated in accordance with ASC No. 718-10 “Share Based Payment,” excluding any forfeiture adjustments. These amounts do not necessarily represent the amount of the benefit, if any, that the option holder may realize from the exercise of options. The assumptions we used to calculate these amounts are discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2010.

The amount for Mr. Paul for fiscal 2010 represents the grant date fair value of options to purchase Covisint shares granted under the Covisint LTIP. We used the Black-Scholes option pricing model to calculate the fair value of the Covisint option, the methodology of which is discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K. The assumptions we used were as follows: an expected volatility of 61.54 percent; a risk-free interest rate of 3.46 percent; expected life at date of grant of eight years. Based on these factors, the grant date fair value of the Covisint option is $34.70 per share. Dividend yields were not a factor in determining fair value of stock options granted as Covisint has never issued cash dividends and does not anticipate issuing them in the future.

(4)	The table below shows the component amounts of non-equity incentive payments made to the NEOs under the EIP based on fiscal 2010, 2009 and 2008 performance. The fiscal 2010 Annual Cash Award was paid in May 2010 and payment of the fiscal 2010 Long-Term Cash Award is deferred until April 2012 to current NEO recipients who meet the continuing employment condition described above. No Annual Cash Awards were paid for fiscal 2009 and no fiscal 2009 Long-Term Cash Awards were credited for deferred payment. The fiscal 2008 Annual Cash Award was paid in May 2008 to the current NEOs and payment of the fiscal 2008 Long-Term Cash Award was deferred until April 2010 and was paid only if the recipient met the continuing employment condition described above.

		EIP Annual	EIP Long-Term
		Cash Award	Cash Bonus	Total
Name	Year	($)	($)	($)

Peter Karmanos, Jr.	2010	2,388,000	1,194,000	3,582,000
	2009	0	0	0
	2008	1,480,500	740,250	2,220,750
Laura L. Fournier	2010	895,500	447,750	1,343,250
	2009	0	0	0
	2008	634,500	317,250	951,750
Robert C. Paul	2010	1,094,500	547,250	1,641,750
	2009	0	0	0
	2008	599,250	299,625	898,875
Denise A. Starr	2010	422,875	211,438	634,313
	2009	0	0	0
	2008	282,000	141,000	423,000
Patrick A. Stayer	2010	348,250	174,125	522,375

(5)	All Other Compensation includes amounts for perquisites such as use of automobiles, insurance and maintenance; tickets to sporting and special events; travel expenses for spouses to certain Company conferences and events; personal security services for the CEO; and for other benefits, such as pro rata interest allocation in the Company ESOP and discount purchases of common stock under the terms of the employee stock purchase plan, or “ESPP.” Perquisites have been valued for purposes of these tables on the basis of 100 percent of the aggregate incremental cost to the Company.

All Other Compensation in fiscal 2010 for Mr. Karmanos includes $224,781 for security services at his residence.

Grants of Plan-Based Awards

The following table shows both the range of cash awards that could have been earned and the actual equity awards granted to the Named Executive Officers during fiscal 2010.

								All other
								Stock			Grant
								Awards:	Exercise		Date Fair
								Number of	or Base	Closing	Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Price of	Market	Stock and
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or	Option	Price on	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards	Grant Date	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/Sh)	($/Sh)	$(4)

Peter Karmanos, Jr.	06-10-2009							158,520		7.64	1,199,996
	12-07-2009				—	281,690	—			7.20	2,022,534
		900,000	3,600,000	5,400,000
Laura L. Fournier	06-10-2009							59,445		7.64	449,999
	12-07-2009				—	140,845	—			7.20	1,011,267
		337,500	1,350,000	2,025,000
Robert C. Paul	06-10-2009							72,655		7.64	549,998
	12-07-2009				—	100,450	—			7.20	721,231
	12-07-2009				—	20,500	—		52.00		711,350
		412,500	1,650,000	2,475,000
Denise A. Starr	06-10-2009							28,071		7.64	212,497
		159,375	637,500	956,250
Patrick A. Stayer	06-10-2009							23,117		7.64	174,996
		131,250	525,000	787,500

(1)	Amounts shown in the table represent potential amounts that could have been earned under the EIP for performance in fiscal 2010. Actual dollar amounts paid are disclosed and reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. Two-thirds of the amounts earned in fiscal 2010 were paid in early fiscal 2011 and the remainder will be paid in early fiscal 2013 if the recipient meets the continuing employment condition described above. For more information regarding the corporate goals for 2010, see “Compensation Discussion and Analysis.”

(2)	The awards granted on December 7, 2009, are PSUs. The vesting provisions for the PSUs are discussed in “Compensation Discussion and Analysis — Components of Fiscal 2010 Named Executive Officer Compensation — Performance Awards.” The number of units and fair value amounts for Mr. Karmanos and Ms. Fournier include only one of the two PSU awards of 281,690 shares and 140,845 shares each that were made to Mr. Karmanos and Ms. Fournier, respectively. One award vests upon satisfaction of the Covisint Revenue Condition and the other vests upon satisfaction of the IPO Condition. The Committee will cancel one of the grants if the other vests so that the number of shares issued upon vesting of the PSUs will not exceed 281,690 shares for Mr. Karmanos and 140,845 shares for Ms. Fournier.

The 20,500 shares awarded to Mr. Paul on December 7, 2009, represent options to purchase Covisint common stock granted under the Covisint LTIP. These options vest as set forth in “Compensation Discussion and Analysis — Components of Fiscal 2010 Named Executive Officer Compensation — Performance Awards.”

(3)	The June 10, 2009 awards are RSUs that vest as set forth in “Compensation Discussion and Analysis — Components of Fiscal 2010 Named Executive Officer Compensation — Restricted Stock Unit Awards.”

(4)	The assumptions we used to calculate the RSU and PSU amounts shown are in accordance with ASC No. 718-10 “Share Based Payment” as discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010. The fair value for each RSU and PSU is calculated based on the grant date fair market value, as defined in the LTIP (the closing sale price on the trading date immediately preceding the grant date).

To calculate the grant date fair value of Mr. Paul’s options to purchase Covisint shares, we used the Black-Scholes option pricing model, the methodology of which is discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K. The assumptions we used were as follows: an expected volatility of 61.54 percent; a risk-free interest rate of 3.46 percent; expected life at date of grant of eight years. Based on these factors, the grant date fair value of the Covisint option is $34.70 per share. Dividend yields were not a factor in determining fair value of stock options granted as Covisint has never issued cash dividends and does not anticipate issuing them in the future.

Grants of Company equity-based awards are made under the Company’s LTIP. A limited number of options to purchase Covisint common stock have also been granted under the Covisint LTIP. The Company has reserved an aggregate of 28,000,000 of its common shares to be awarded under the Company’s LTIP, and Covisint has reserved 150,000 of its common shares under the Covisint LTIP, in each case subject to adjustment for forfeitures, cancellations, expirations and other terminations, and for changes made to the outstanding common shares by reason of any mergers, stock splits or similar transactions. The Company’s LTIP is administered by its Compensation Committee and the Covisint LTIP is administered by its board of directors (though compensation paid to individuals who are executive officers of the Company is also subject to oversight by the Company’s Compensation Committee). The administrator of each plan may grant stock options (incentive and nonqualified), stock appreciation rights, restricted stock, restricted stock units, performance-based cash or stock awards and cash incentive awards under the respective plan. The terms of each award will be set forth in a written agreement with the recipient. All employees and directors of the Company and its subsidiaries who are selected by the Compensation Committee in its sole discretion from time to time are eligible to participate in the Company’s LTIP. Similarly, all employees and directors of Covisint, any of its subsidiaries or the Company who are selected by its board from time to time are eligible to participate in the Covisint LTIP.

Options and stock appreciation rights may not be exercised after the tenth anniversary of the date the option was granted. The exercise price of any option or stock appreciation right must not be less than the fair market value of our common shares on the grant date. Payment upon exercise of an option may be made in cash or pursuant to various cashless methods. Upon exercise of a stock appreciation right, the participant will have the right to receive the excess of the aggregate fair market value of the shares on the exercise date over the aggregate exercise price. Payments may be made to the holder in cash or common shares as specified in the grant agreement. Option and stock appreciation right awards may not include rights to dividend equivalents or reload option grants. Incentive stock options are subject to certain additional limitations.

Awards of restricted stock and restricted stock units are subject to restrictions on transferability and alienation and other restrictions as the relevant administrator may impose. Subject to applicable restrictions on transfer, recipients of restricted shares that are issued and outstanding have the same rights as other shareholders, including all voting and dividend rights, prior to vesting. Recipients of restricted stock units may receive dividend equivalent rights at the relevant administrator’s discretion. Restricted stock units may be payable in common shares or cash as of the vesting date.

Performance awards consist of the right to receive cash or common shares. The written agreement for each grant will specify the performance goal or goals, the period over which the goals are to be attained, the payment schedule if the goals are attained and other terms as the relevant administrator determines. A participant will be entitled to vote any shares that are issued and outstanding prior to satisfaction of the performance goals, and any dividends received will be reinvested in additional performance shares subject to the related performance goals.

Annual incentive awards may be based on the attainment of performance levels of the Company or Covisint, as the case may be, as established by the relevant administrator. Annual incentive awards will be paid in cash and will equal a percentage of the participant’s base salary for the fiscal year, a fixed dollar amount or some other formula determined by the relevant administrator.

The relevant administrator may designate that any award in the form of restricted stock, restricted stock units, performance shares, performance units or annual incentive awards be granted pursuant to Section 162(m) of the Code. As a result, such grants will be subject to certain additional requirements intended to satisfy the exemption for performance-based compensation under Section 162(m). The plans also contain limitations on the amount of grants if intended to comply with the performance based compensation exemption under Section 162(m).

The plans permit the relevant administrator to determine in the grant agreement the consequences of termination of employment or services, and contain provisions in the event the grant agreement is silent. Awards are not transferable other than by will or the laws of descent and distribution or the consent of the relevant administrator, and stock options and stock appreciation rights may only be exercised by the participant during his or her lifetime.

No new awards may be granted under the Company’s LTIP after June 24, 2017, or under the Covisint LTIP after August 24, 2019. The relevant administrator may terminate the plan or the granting of any awards under the plan at any time. In addition, the relevant administrator may amend the plan and the terms of outstanding awards, but the approval of shareholders or, in the case of outstanding awards, recipients, is required for certain amendments.

Awards under the plans are generally subject to special provisions upon the occurrence of a change in control transaction of the kind described in the plans. The relevant administrator may provide that upon a change in control transaction, outstanding options and stock appreciation rights become fully exercisable; any restricted stock and RSUs become vested and transferable; any performance goals are deemed satisfied and any restrictions on any performance award immediately lapse and the awards become immediately payable; or awards may be treated in any other way as determined by the relevant administrator. The relevant administrator may also determine that upon a change in control, any outstanding option or stock appreciation right be cancelled in exchange for payment in cash, stock or other property for each vested share in an amount equal to the excess of the fair market value of the consideration to be paid in the change in control transaction over the exercise price.

Outstanding Equity Awards at Fiscal Year End

The following table shows all outstanding equity awards held by the Named Executive Officers as of March 31, 2010.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
			Equity					Incentive	Awards:
			Incentive					Plan	Market or
			Plan			Number of	Market	Awards:	Payout
	Number of	Number of	Awards:			Shares or	Value of	Number of	Value of
	Securities	Securities	Number of			Units of	Shares or	Unearned	Unearned
	Underlying	Underlying	Securities			Stock	Units of	Shares, Units	Shares, Units
	Unexercised	Unexercised	Underlying	Option		That	Stock That	or Other	or Other
	Options	Options	Unexercised	Exercise	Option	Have Not	Have Not	Rights That	Rights That
	(#)	(#)	Unearned	Price	Expiration	Vested	Vested	Have Not	Have Not
Name	Exercisable(1)	Unexercisable(1)	Options (#)	($)	Date	(#)	($)	Vested	Vested

Peter Karmanos, Jr.	280,000			9.5000	05-26-2010
	6,140 (2)			9.0000	03-16-2011
	3,000,000 (3)			9.2100	04-09-2011
	380,000			9.2100	04-09-2011
	570,000			6.9600	05-22-2012
	95,000			3.4250	04-02-2013
	97,185			7.4700	04-01-2014
	145,778	48,592		7.2450	06-22-2015
	100,000	100,000		7.2800	08-22-2016
		210,000		9.4000	11-08-2017
	150,000 (4)	350,000		7.8500	04-17-2018
	—	—		—	—	104,986	881,882
	—	—		—	—	158,520	1,331,568
	—	—		—	—			281,690 (5)	2,366,196 (5)
Laura L. Fournier	52,500			9.5000	05-26-2010
	691 (2)			9.0000	03-16-2011
	275,000 (3)			9.2100	04-09-2011
	55,000			9.2100	04-09-2011
	120,000			6.9600	05-22-2012
	32,500			3.4250	04-02-2013
	33,759			7.4700	04-01-2014
	60,000	20,000		7.2450	06-22-2015
	45,000	45,000		7.2800	08-22-2016
		90,000		9.4000	11-08-2017
	150,000 (4)	350,000		7.8500	04-17-2018
	—	—		—	—	39,370	330,708
	—	—		—	—	59,445	499,338
	—	—		—	—			140,845 (5)	1,183,098 (5)

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
			Equity					Incentive	Awards:
			Incentive					Plan	Market or
			Plan			Number of	Market	Awards:	Payout
	Number of	Number of	Awards:			Shares or	Value of	Number of	Value of
	Securities	Securities	Number of			Units of	Shares or	Unearned	Unearned
	Underlying	Underlying	Securities			Stock	Units of	Shares, Units	Shares, Units
	Unexercised	Unexercised	Underlying	Option		That	Stock That	or Other	or Other
	Options	Options	Unexercised	Exercise	Option	Have Not	Have Not	Rights That	Rights That
	(#)	(#)	Unearned	Price	Expiration	Vested	Vested	Have Not	Have Not
Name	Exercisable(1)	Unexercisable(1)	Options (#)	($)	Date	(#)	($)	Vested	Vested

Robert C. Paul	250,000			7.7300	03-01-2014
	40,000			7.4700	04-01-2014
	61,380	20,460		7.2450	06-22-2015
	42,500	42,500		7.2800	08-22-2016
		85,000		9.4000	11-08-2017
	150,000 (4)	350,000		7.8500	04-17-2018
			20,500 (6)	52.0000	08-25-2019
	—	—		—	—	48,118	404,191
	—	—		—	—	72,655	610,302
	—	—		—	—			100,450	843,780
Denise A. Starr	579 (2)			9.0000	03-16-2011
	250,000 (3)			9.2100	04-09-2011
	61,000			9.2100	04-09-2011
	17,391			7.4700	04-01-2014
	10,000	10,000		7.2450	06-22-2015
	20,000	20,000		7.2800	08-22-2016
		40,000		9.4000	11-08-2017
	60,000 (4)	140,000		7.8500	04-17-2018
		42,500		11.4300	09-02-2018
	—	—		—	—	28,071	235,796
Patrick A. Stayer		50,000		9.6600	11-07-2017
	100,000 (7)	400,000		7.2200	04-10-2018
	—	—		—	—	23,117	194,183

(1)	Unless otherwise noted, 50 percent of the options become exercisable on the third anniversary of the date of grant, and 25 percent of the options vest on each of the fourth and fifth anniversaries of the date of grant. The options become 100 percent exercisable in the event of death, disability or a change in control. The options expire ten years after the date of grant.

(2)	100 percent of the options became exercisable on June 30, 2001.

(3)	12.5 percent of the options became exercisable every six months for a period of four years.

(4)	Thirty percent of the options become exercisable on each of the first and second anniversary of the date of grant, and 40 percent of the options vest on the third anniversary of the date of grant. The options become 100 percent exercisable in the event of death, disability or a change in control. The options expire ten years after the date of grant.

(5)	The vesting provisions for the PSUs are discussed in “Compensation Discussion and Analysis — Components of Fiscal 2010 Named Executive Officer Compensation — Performance Awards.” The number of units and market value amounts for Mr. Karmanos and Ms. Fournier include only one of the two PSU awards of 281,690 shares and 140,845 shares each that were made to Mr. Karmanos and Ms. Fournier, respectively. One award vests upon satisfaction of the Covisint Revenue Condition and the other vests upon satisfaction of the IPO Condition. The Committee will cancel one of the grants if the other vests so that the number of shares issued upon vesting of the PSUs will not exceed 281,690 shares for Mr. Karmanos and 140,845 shares for Ms. Fournier.

(6)	The shares awarded represent options to purchase Covisint common stock. These options vest as set forth in “Compensation Discussion and Analysis — Components of Fiscal 2010 Named Executive Officer Compensation — Performance Awards.”

(7)	20 percent of the options become exercisable annually on the first through fifth anniversary of the date of grant. The options expire ten years after the date of grant.

Option Exercises

There were no stock options exercised and no RSUs or PSUs vested during fiscal 2010 with respect to any of the Named Executive Officers.

Potential Payments Upon Termination or Change in Control

Equity Vesting Acceleration

We have not entered into employment or severance agreements with any of the current NEOs. However, the NEOs have unvested options to purchase Company common stock, RSUs and PSUs that would immediately become exercisable due to their death or permanent disability or if we were acquired by a third party. The following table shows the value of the options. RSUs and PSUs that would have become exercisable by each NEO if, on March 31, 2010 (the last business day of fiscal 2010), they were to die or become disabled or we were acquired. The Option Amount was determined by multiplying the difference between $8.40 (the closing market price on March 31, 2010) and the option exercise price by the number of unvested options that would have vested due to such an event. Options with an exercise price of $8.40 or more and options that fully vested prior to March 31, 2010, were disregarded. The RSU/PSU Amount was calculated by multiplying the number of unvested units by $8.40 (the closing market price on March 31, 2010).

	Option Amount	RSU/PSU Amount
Name	($)	($)

Peter Karmanos, Jr.	360,624	4,579,646	(1)
Laura L. Fournier	266,000	2,013,144	(1)
Robert C. Paul	263,731	1,858,273
Denise A. Starr	110,950	235,796
Patrick A. Stayer	472,000	194,183

(1)	The RSU/PSU Amount for Mr. Karmanos and Ms. Fournier includes only one of the two PSU awards of 281,690 shares and 140,845 shares each that were made to Mr. Karmanos and Ms. Fournier, respectively. One award vests upon satisfaction of the Covisint Revenue Condition and the other vests upon satisfaction of the IPO Condition. The Committee will cancel one of the grants if the other vests so that the number of shares issued upon vesting of the PSUs will not exceed 281,690 shares for Mr. Karmanos and 140,845 shares for Ms. Fournier.

Post-Retirement Consulting Agreement

On March 1, 2007, we entered into a post-retirement consulting agreement with our Chairman and CEO, Peter Karmanos, Jr. Upon retirement as Chairman and CEO on a date to be determined by the Company and Mr. Karmanos, Mr. Karmanos will continue to be employed by the Company in a consulting role and will be entitled to receive: (i) one year’s salary at the amount in effect on his retirement date, payable over a four-year period, or $300,000 each year for four years, whichever is greater, referred to as the “Salary Payment”; and (ii) earned bonuses under the Company’s EIP. In addition, his existing stock options will continue to vest in accordance with their terms. During the four-year term of the agreement, Mr. Karmanos will also be eligible to continue to participate in all the Company’s benefit plans and will continue to receive an office, administrative support, use of an automobile and reimbursement for all business-related expenses. If Mr. Karmanos’ employment status had changed to employee consultant on March 31, 2010, he would have been entitled to an annual salary of $300,000 for four years, payable in equal monthly installments, beginning April 30, 2010; an earned fiscal 2010 EIP award of $2,388,000 and Discretionary Bonus of $240,000 in May 2010; $1,140,250 in April 2010 (Long-Term Cash Award from fiscal 2008); and in April 2012 $1,194,000 (Long-Term Cash Award from fiscal 2010) and $120,000 (Long-Term Discretionary Bonus from fiscal 2010). In addition, we estimate the cost of allowing his continued participation in our benefit plans, providing an office and the other additional benefits listed above during the four-year period to be approximately $17,554 per year.

The agreement also provides for similar benefits if the agreement is terminated under certain circumstances as follows:

Termination Event	Benefits To Be Paid

By the Company without cause or by Mr. Karmanos with cause	•	Remaining Salary Payment due over the remaining term, payable in equal monthly installments (as if termination has not occurred)

	•	Bonuses earned through termination date

	•	Other benefits provided in the Agreement through the remaining term

	•	Previously granted unvested stock options become immediately exercisable
Termination by Mr. Karmanos without cause	•	Salary Payment due through the date of termination
	•	Bonuses earned through termination date

	•	Previously granted vested stock options are exercisable in accordance with the Company’s stock option plans and related option agreements

Termination due to death or dis-ability of Mr. Karmanos	•	Remaining Salary Payment due over the remaining term, paid in a lump sum

	•	Participation by his spouse for 24 months at Company expense in the Company’s medical, dental, vision and hospitalization plans

	•	Previously granted unvested stock options become immediately exercisable in accordance with the Company’s stock option plan and related option agreements

The Company’s obligations terminate if the Company terminates the agreement due to Mr. Karmanos’ illegal conduct or gross misconduct that is materially damaging to the Company. Mr. Karmanos may terminate the agreement (1) upon the Company’s breach of any material provision of the agreement that remains uncured for 10 days following notice of the breach; (2) if the Company’s principal office is relocated outside the Detroit, Michigan metropolitan area; or (3) if the Company fails to pay any amounts due under the agreement. Mr. Karmanos is required during the term of the agreement to continue to comply with the provisions of our standard employee agreement, which requires that he not disclose the Company’s confidential information, and that he comply with the our Code of Conduct. He will also be prohibited under the standard employee agreement, during the term of the consulting agreement and for one year thereafter, from competing with us, soliciting our clients and soliciting or recruiting our employees.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Officers, directors and greater-than-10 percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us during or with respect to fiscal 2010, or written representations that no Form 5 was required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were met during fiscal 2010, with the exception of the following late filings: (1) one late Form 4 filed by Mr. Karmanos to report the merger of two of his family limited partnerships.

Related-Party Transactions

Transactions between the Company and its executive officers and directors are subject to the limitations on conflicts of interest contained in the Company’s Codes of Conduct. To the extent any such transactions are proposed, they are subject to approval by the Audit Committee of the Board of Directors in accordance with the Audit Committee’s charter, applicable law and applicable NASDAQ rules, which require that any such transactions required to be disclosed in the Company’s proxy statement be approved by a committee of independent directors of the Company’s Board of Directors.

In fiscal 2010, we paid a total of $1,684,449 in ticket, advertising and suite license fees to certain major and minor league sports venues, including arenas and teams located in Raleigh, North Carolina; Plymouth, Michigan and Ft. Myers, Florida. These arenas and teams are owned, managed or controlled by entities owned and controlled by interests of Peter Karmanos, Jr., our Chairman of the Board and CEO, namely Compuware Sports Corporation (“CSC”), the Carolina Hurricanes and Gale Force Sports & Entertainment, LLC (“GFSE”). This amount includes approximately $973,981 we paid to CSC under a Promotion Agreement dated September 8, 1992, which requires CSC to undertake certain promotional activities on behalf of the Company. The Promotion Agreement automatically renews for successive one-year terms, unless terminated by either party with 60 days notice. The total amount also includes approximately $250,000 we paid to GFSE under an Advertising Agreement, dated December 1, 1996, which includes the right to name the Plymouth, Michigan arena “Compuware Arena” and the placement of fixed advertising in and about the arena. The Advertising Agreement will terminate on November 30, 2016.

On November 18, 2008, Mr. Prowse, then a director of the Company, entered into an Independent Contractor Agreement with the Company under which he was paid a fee at a daily rate of $2,500 to consult and advise the Company as needed on special projects, including but not limited to pricing strategies and other business and financial projects. The Company believed that Mr. Prowse’s long-standing association with our organization and culture, together with his strong financial background, allowed him to provide substantial beneficial services to the Company as a dedicated resource that were greater than the services that his time commitment as an independent board member would permit. The agreement terminated on April 1, 2010. The Company paid Mr. Prowse $517,500 under this arrangement for services rendered during fiscal 2010.

Effective April 1, 2010, Compuware’s Covisint subsidiary hired Mr. Prowse as its chief financial officer. Mr. Prowse remains a director on the Company’s Board of Directors but no longer receives compensation as a non-employee director. As an employee, Mr. Prowse receives an annual salary of $400,000, a standard benefits package, and participates in the EIP at the 100 percent tier level. In addition, Mr. Prowse was awarded 14,500 Covisint stock options under the Covisint LTIP upon his hiring on April 1, 2010. The Covisint stock options vest upon the closing date of an initial public offering of Covisint common stock or a change in control of Covisint and, if vested, will remain exercisable until August 25, 2019, unless cancelled or terminated. The exercise price of the options is $63.18 per share, the fair market value on the date of grant. The exercise price may be paid in cash or pursuant to various cashless exercise methods described in the option agreement and the Covisint LTIP.

The options will expire on August 25, 2015, if there is no initial public offering of Covisint common stock or a change in control of Covisint on or before August 25, 2015. The options will also expire upon the termination of Mr. Prowse’s employment for any reason, including death or disability, or a change in control of the Company. Following termination of employment by Mr. Prowse or by the Company without cause, Mr. Prowse would have the right to exercise any vested options for up to 30 days after termination. If his employment is terminated for cause, his right to exercise terminates immediately. If his employment terminates due to death or disability, previously vested options may be exercised for 12 months after termination. In no event may exercise of the options occur after August 25, 2019.

Mr. Prowse also received a grant of 68,730 PSUs on April 1, 2010, pursuant to the Company’s LTIP in order to provide him with a PSU with an approximate equivalent value of Company stock as compared to the Covisint options described above. These PSUs will vest on August 26, 2015, if he continues to be employed by the Company and the Covisint Revenue Condition is satisfied. If not previously vested, these PSUs will be canceled upon the earlier of (i) the closing date of an initial public offering of Covisint common stock occurring on or before August 25, 2015; (ii) Mr. Prowse ceasing to be employed by the Company; (iii) the date on which a change in control of Covisint occurs; or (iv) August 26, 2015; provided, that the Committee may cause the PSUs not to terminate in the event the recipient ceases to be employed by the Company due to death or disability. Upon vesting, Mr. Prowse will receive one common share for each PSU. The PSUs will not be settled in cash. Prior to vesting, the PSUs have Dividend Equivalent Rights but no voting rights and are not transferable except under limited circumstances provided in the LTIP. Mr. Prowse’s Covisint options will not vest if the PSUs granted to him vest, and such PSUs will not vest if the Covisint options vest.

Expense of Soliciting Proxies

We will bear the expense of Internet web site hosting and soliciting proxies, including the cost of preparing, printing and mailing the Notice of Internet Availability of Proxy Materials, the Notice of the 2010 Annual Meeting of Shareholders, the Proxy Statement, the 2010 Annual Report and the accompanying proxy card. These materials are being sent to brokers, nominees and other shareholders of record by U.S. mail or by electronic mail if so requested, and to employees who are shareholders by internal electronic mail. The Notice of the 2010 Annual Meeting of Shareholders, the Proxy Statement and the 2010 Annual Report will be available to view on the Internet web site. Each shareholder may request that copies of these materials and an accompanying proxy card be distributed to them directly either by U.S. mail or by electronic mail.

We may supplement our solicitation of proxies by mail with personal interview, telephone or facsimile solicitation by our directors, officers and other regular employees. We will not pay any special compensation to them for these services. We have also retained The Altman Group to assist in our solicitation of proxies, at an approximate cost of $7,500, plus reasonable expenses. We will request that brokers, nominees and other similar record-holders forward proxy material to the beneficial owners of our common shares, and we will reimburse them upon request for their reasonable expenses incurred in forwarding such material.

SHAREHOLDER PROPOSALS AND
DIRECTOR NOMINATIONS FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

Proposals of shareholders that are intended to be presented at our 2011 Annual Meeting of Shareholders must be received by our Secretary at our offices, One Campus Martius, Detroit, Michigan 48226-5099, no later than March 16, 2011, to be considered for inclusion in our Proxy Statement and proxy card relating to that meeting. In addition, our bylaws provide that, in order for a shareholder proposal or nomination to be properly brought before the 2011 Annual Meeting, we must receive written notice of such proposal or nomination and the information required by the bylaws on or before May 26, 2011, but not before April 26, 2011. If the date for the 2011 Annual Meeting of Shareholders is significantly different than the first anniversary of the 2010 Annual Meeting of Shareholders, the bylaws and SEC rules provide for an adjustment to the notice periods described above. All proposals for director-nominees or matters to be considered and voted upon by shareholders at the meeting, whether intended to be included in the Company’s proxy or not, should be sent by certified mail, return receipt requested and should satisfy the applicable informational requirements contained in the Company’s bylaws and the rules of the SEC. We expect the persons named as proxies for the 2010 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide us with written notice of such proposal complying with the applicable requirements on or before such date.

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IMPORTANT ANNUAL SHAREHOLDERS’ MEETING
INFORMATION — YOUR VOTE COUNTS!

Compuware Annual Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on August 24, 2010
Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement, form of proxy and annual report to shareholders are available at:

www.investorvote.com/CPWR

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

 When you go online to view materials, you can also vote your shares.

Step 1: Go to www.investorvote.com/CPWR.

Step 2: Click the View button(s) to access the proxy materials.

Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

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017I5B

Compuware Annual Meeting Notice & Admission Ticket

This is a notice to you that Compuware’s Annual Meeting of Shareholders will be held on August 24, 2010, at Compuware headquarters, One Campus Martius, Detroit, MI 48226, at 3:00 p.m. Eastern time to consider and act upon the following matters:
1.	Election of Directors.
Dennis W. Archer
Gurminder S. Bedi
William O. Grabe
William R. Halling
Peter Karmanos, Jr.
Faye Alexander Nelson
Glenda D. Price
Robert C. Paul
W. James Prowse
G. Scott Romney
Ralph J. Szygenda

2.	The ratification of the appointment of Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2011.

3.	Such other business as may properly come before the meeting.
The Board of Directors recommends that you vote FOR the listed nominees and the proposals.
PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the Compuware 2010 Annual Meeting
The entrance for Compuware visitor parking is on Farmer Street between Monroe Street and Gratiot Avenue. Once you have parked, please take the elevator down to Farmer Street (ground) level. Cross the street to the Farmer Street entrance of the Compuware building, and make your way to the registration desk.
For directions to Compuware’s headquarters, go to www.compuware.com/hqdirections.
Due to space configurations at our headquarters, it may be necessary for us to use an additional conference room to accommodate all shareholders who wish to attend.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before August 15, 2010, to facilitate timely delivery.

Here’s how to order a copy of the proxy materials:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or e-mail options below.

E-mail copies: Current and future e-mail delivery requests must be submitted via the Internet following the instructions below. If you request an e-mail copy of current materials, you will receive an e-mail with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ Internet – Go to www.investorvote.com/CPWR. Follow the instructions to log in and order a paper or e-mail copy of the current meeting materials.

→ Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting.

→ E-mail – Send e-mail to investorvote@computershare.com with “Proxy Materials Compuware” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the e-mail that you want a paper copy of current meeting materials.
                                  017I5B

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, seven days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern time, on August 23, 2010.

Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/CPWR
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	The election of eleven directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.									+
		For	Withhold		For	Withhold		For	Withhold
	01 - Dennis W. Archer	☐	☐	02 - Gurminder S. Bedi	☐	☐	03 - William O. Grabe	☐	☐
	04 - William R. Halling	☐	☐	05 - Peter Karmanos, Jr.	☐	☐	06 - Faye Alexander Nelson	☐	☐
	07 - Glenda D. Price	☐	☐	08 - Robert C. Paul	☐	☐	09 - W. James Prowse	☐	☐
	10 - G. Scott Romney	☐	☐	11 - Ralph J. Szygenda	☐	☐

For	Against	Abstain
2.     The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2011.
☐	☐	☐
In their discretion, the Proxies are also authorized, to the extent permitted by law, to vote on any and all other matters as may properly come before the meeting, including the authority to vote to adjourn the meeting. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said stock, and hereby ratifies and confirms all that the Proxies named herein and their substitutes, or any of them, may lawfully do by virtue hereof. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement, both dated July 14, 2010, and the 2010 Annual Report.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

		Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

2010 Annual Meeting Admission Ticket
Compuware Corporation Shareholders
August 24, 2010, 3:00 p.m. Eastern time
Compuware Headquarters
One Campus Martius
Detroit, MI 48226
Upon arrival, please present this admission ticket
and photo identification at the registration desk.
This ticket admits only the shareholder listed
on the reverse side of this card and is not transferable.
The entrance for Compuware visitor parking is on Farmer Street between Monroe Street and Gratiot Avenue. Once you have parked, please take the elevator down to the Farmer Street (ground) level. Cross the street to the Farmer Street entrance of the Compuware building, and make your way to the registration desk.
Dear Shareholder:
This proxy card relates to the 2010 Annual Meeting of Shareholders of Compuware Corporation. Also enclosed are Compuware Corporation’s Notice of the Annual Meeting, Proxy Statement and 2010 Annual Report.
Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
Please mark the box on this proxy card to indicate how your shares should be voted. Then sign the card and return it in the enclosed postage-paid envelope. You may also vote your shares by Internet or telephone by following the instructions on the reverse side of this card, or in person by attending the meeting.
Thank you in advance for your prompt consideration of this matter.
Sincerely,
Compuware Corporation
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Compuware Corporation	+

PROXY SOLICITED BY BOARD OF DIRECTORS
The Signatory hereby appoints as Proxy Daniel S. Follis, Jr. or Laura L. Fournier, and either of them, with power of substitution, to vote the shares of Common Stock that the Signatory is entitled to vote at the Annual Meeting of Shareholders of Compuware Corporation, to be held on August 24, 2010, and at any adjournment(s) thereof.
The Proxies will vote your shares in accordance with your directions on this card. If you do not indicate your choice on this card, by Internet or telephone, this proxy card, when properly executed, will be voted (a) FOR all the nominees for director as listed in Proposal 1 and (b) FOR ratification of the appointment of the independent registered public accounting firm. The Proxies will also vote in their discretion with respect to any and all other matters brought before the meeting to the extent permitted by applicable law.
PLEASE VOTE, DATE AND SIGN, AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+